UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.      )

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CHIPOTLE MEXICAN GRILL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Chipotle Mexican Grill, Inc.

1401 Wynkoop Street, Suite 500

Denver, CO 80202

March 27, 2013

DEAR SHAREHOLDER:

You are cordially invited to attend the annual meeting of shareholders of Chipotle Mexican Grill, Inc., which will be held on May 17, 2013 at 8:00 a.m. local time at The Westin Denver Downtown, 1672 Lawrence Street, Denver, Colorado. Details of the business to be conducted at the annual meeting are given in the notice of meeting and proxy statement that follow.

Please vote promptly by following the instructions in this proxy statement or in the Notice of Internet Availability of Proxy Materials that was sent to you.

Sincerely,

/s/ Steve Ells
Chairman of the Board and Co-Chief Executive Officer

NOTICE OF MEETING

The 2013 annual meeting of shareholders of Chipotle Mexican Grill, Inc. will be held on May 17, 2013 at 8:00 a.m. local time at The Westin Denver Downtown, 1672 Lawrence Street, Denver, Colorado, 80202. Shareholders will consider and take action on the following matters:

1.	Election of the three directors named in this proxy statement, Al Baldocchi, Neil Flanzraich, and Darlene Friedman, each to serve a three-year term (Proposal A);

2.	An advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement (or “say-on-pay,” Proposal B);

3.	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013 (Proposal C);

4.	A proposal to approve the Chipotle Mexican Grill 2014 Cash Incentive Plan (Proposal D);

5.	A proposal to amend our certificate of incorporation to eliminate the classification of the Board of Directors and provide for annual elections of all directors (Proposal E);

6.	A shareholder proposal, if properly presented at the meeting (Proposal F); and

7.	Such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Information with respect to the above matters is set forth in the proxy statement that accompanies this notice.

The record date for the meeting has been fixed by the Board of Directors as the close of business on March 21, 2013. Shareholders of record at that time are entitled to vote at the meeting.

By order of the Board of Directors

/s/ Monty Moran
Co-Chief Executive Officer, Secretary and Director

March 27, 2013

Please execute your vote promptly by following the instructions included on the Notice of Internet Availability of Proxy Materials that was sent to you, or as described under “How do I vote?” on page 1 of the accompanying proxy statement.

CHIPOTLE MEXICAN GRILL, INC.

1401 Wynkoop Street, Suite 500

Denver, CO 80202

PROXY STATEMENT

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the annual meeting of shareholders of Chipotle Mexican Grill, Inc. to be held on Friday, May 17, 2013, beginning at 8:00 a.m. at The Westin Denver Downtown, 1672 Lawrence Street, Denver, Colorado. This proxy statement was prepared under the direction of Chipotle’s Board of Directors to solicit your proxy for use at the annual meeting. It will be made available to shareholders on or about March 27, 2013.

Who is entitled to vote and how many votes do I have?

If you were a shareholder of record of our common stock on March 21, 2013, you are entitled to vote at the annual meeting, or at any postponement or adjournment of the annual meeting. On each matter to be voted on, you may cast one vote for each share of common stock you hold. As of March 21, 2013, there were • shares of common stock outstanding and entitled to vote.

What am I voting on?

You will be asked to vote on six proposals:

Proposal A –	Election of three directors: Al Baldocchi, Neil Flanzraich and Darlene Friedman.

Proposal B –	An advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement (“say-on-pay”).

Proposal C –	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Proposal D –	A proposal to approve the Chipotle Mexican Grill 2014 Cash Incentive Plan.

Proposal E –	A proposal to amend our certificate of incorporation to eliminate the classification of the Board of Directors and provide for annual elections of all directors.

Proposal F –	A shareholder proposal, if properly presented at the meeting.

The Board of Directors is not aware of any other matters to be presented for action at the meeting.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends a vote FOR each candidate for director, FOR proposals B, C, D and E, and AGAINST proposal F.

How do I vote?

If you hold your shares through a broker, bank, or other nominee in “street name,” you need to submit voting instructions to your broker, bank or other nominee in order to cast your vote. In most instances you can do this over the Internet. The Notice of Internet Availability of Proxy Materials that was provided to you has specific instructions for how to submit your vote, or if you have received or request a hard copy of this proxy statement you may mark, sign, date and mail the accompanying voting instruction form in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this proxy statement. However, since you are not a shareholder of record you may not vote your shares in person at the meeting without obtaining authorization from your broker, bank or other nominee.

If you are a shareholder of record, you can vote your shares over the Internet as described in the Notice of Internet Availability of Proxy Materials that was provided to you, or if you have received or request a hard copy of this proxy statement and accompanying form of proxy card you may vote by telephone as described on the proxy card, or by mail by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided. Your designation of a proxy is revocable by following the procedures outlined in this proxy statement. The method by which you vote will not limit your right to vote in person at the annual meeting.

If you receive hard copy materials and sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors.

Will my shares held in street name be voted if I do not provide voting instructions?

Under the rules of the New York Stock Exchange, or NYSE, on voting matters characterized by the NYSE as “routine,” NYSE member firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. On non-routine proposals, such “uninstructed shares” may not be voted by member firms. Only the proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter for this purpose. None of the other proposals presented in this proxy statement are considered routine matters. Accordingly, if you hold your shares through a brokerage firm and do not provide timely voting instructions, your shares will be voted, if at all, only on proposal C. Because of the impact of NYSE rules on share voting, we strongly encourage you to exercise your right to vote in the election of directors and other matters to be voted on at the annual meeting.

Can I change my vote or revoke my proxy?

You can change your vote or revoke your proxy at any time before it is voted at the annual meeting by:

•	re-submitting your vote on the Internet;

•	if you are a shareholder of record, by sending a written notice of revocation to our corporate Secretary at our principal offices, 1401 Wynkoop Street, Suite 500, Denver, Colorado, 80202; or

•	if you are a shareholder of record, by attending the annual meeting and voting in person.

Attendance at the annual meeting will not by itself revoke your proxy. If you hold shares in street name and wish to cast your vote in person at the meeting, you must contact your broker, bank or other nominee to obtain authorization to vote.

What constitutes a quorum?

A quorum is necessary to conduct business at the annual meeting. At any meeting of our shareholders, the holders of a majority in voting power of our outstanding shares of common stock entitled to vote at the meeting, present in person or by proxy, constitutes a quorum for all purposes. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker, bank or other nominee who holds shares for another does not vote on a particular item because the nominee has not received instructions from the owner of the shares and does not have discretionary voting authority for that item.

What vote is required to approve each proposal?

Proposal A –	The three nominees for director receiving the highest number of votes cast in person or by proxy at the annual meeting will be elected. If you mark your proxy to “withhold” your vote for a particular nominee on your proxy card, your vote will not count “for” the nominee. Broker non-votes will also not count as “for” any nominee.

Proposals B, C, D and F – The say-on-pay vote, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013, approval of the Chipotle Mexican Grill 2014 Cash Incentive Plan, and approval of the shareholder proposal (if properly presented at the meeting) each require the affirmative vote of a majority of the votes cast at the annual meeting in order to be approved. Because the say-on-pay vote and the vote on the shareholder proposal are advisory, they will not be binding on the Board or Chipotle. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. Ratification of our appointment of independent auditors is not required and therefore the vote on proposal C is also advisory only. See proposal C for additional information about the effect of the voting outcome on this proposal. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of any of these proposals.

Proposal E –	The proposal to amend our certificate of incorporation to eliminate the classification of our Board requires the affirmative vote of a majority of the shares of common stock outstanding in order to be approved. Accordingly, abstentions and broker non-votes have the same effect as votes “AGAINST” the proposal.

How is this proxy statement being delivered?

We have elected to deliver our proxy materials electronically over the Internet as permitted by rules of the Securities and Exchange Commission, or SEC. As required by those rules, we are distributing to our shareholders of record and beneficial owners as of the close of business on March 21, 2013 a Notice of Internet Availability of Proxy Materials. On the date of distribution of the notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials at the URL address included in the notice. These proxy materials are also available free of charge upon request at 1-800-690-6903, or by e-mail at sendmaterial@proxyvote.com, or by writing to Chipotle Mexican Grill, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Requests by e-mail or in writing should include the 12-digit control number included on the notice you received.

If you would like to receive the Notice of Internet Availability of Proxy Materials via e-mail rather than regular mail in future years, please follow the instructions on the notice, or enroll on the Investors page of our web site at www.chipotle.com. Delivering future notices by e-mail will help us reduce the cost and environmental impact of our annual meeting.

Who is bearing the cost of this proxy solicitation?

We will bear the cost of preparing, assembling and mailing the Notice of Internet Availability of Proxy Materials; of making these proxy materials available on the Internet and providing hard copies of the materials to shareholders who request them; and of reimbursing brokers, nominees, fiduciaries and other custodians for the out-of-pocket and clerical expenses of transmitting copies of the Notice of Internet Availability of Proxy Materials and the proxy materials themselves to beneficial owners of our shares. A few of our officers and employees may participate in the solicitation of proxies, without additional compensation, by telephone, e-mail or other electronic means or in person. We may also elect to engage the services of a proxy solicitation firm to assist us in the solicitation of proxies, for which we would expect to pay fees in the range of approximately $5,000 to $10,000, plus reimbursement of customary expenses.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following tables set forth information as of March 21, 2013 as to the beneficial ownership of shares of our common stock by:

•	each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of our common stock;

•	each of the executive officers listed in the Summary Compensation Table appearing later in this proxy statement;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership shown in the following tables is based on • outstanding shares of common stock as of March 21, 2013. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options, stock appreciation rights or restricted stock units exercisable or vesting within 60 days after March 21, 2013 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Beneficial Owner	Total Shares Beneficially Owned	Percentage of Class Beneficially Owned
Beneficial holders of 5% or more of outstanding common stock
FMR LLC (1)	3,109,065		%
Sands Capital Management, LLC (2)	2,314,724		%
T . Rowe Price Associates, Inc. (3)	3,597,594		%
The Vanguard Group, Inc. (4)	1,858,156		%

Directors and executive officers
Steve Ells (5)(6)	396,802		%
Montgomery Moran (5)(7)	283,837
John Hartung (8)	69,930
Bob Blessing (9)	22,000
Mark Crumpacker (10)	23,000
Albert Baldocchi (5)(11)(12)	80,080
John Charlesworth (11)	8,605
Neil Flanzraich (11)	2,973
Patrick Flynn (11)	10,047
Darlene Friedman (5)(11)(13)	6,981
Jeff Kindler (14)	—	—
All directors and executive officers as a group (11 people) (15)	904,255		%

*	Less than one percent (1 percent).

(1)	Based solely on a report on Schedule 13G/A filed on February 14, 2013. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock reflected as beneficially owned by FMR LLC. The interest of one person, Fidelity Contrafund, an investment company registered under the Investment Company Act of 1940, in the shares of common stock reflected as beneficially owned by FMR LLC amounted to 2,029,039 shares or % of the total outstanding common stock at March 21, 2013. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts, 02109.

(2)	Based solely on a report on Schedule 13G filed on February 13, 2013. The address of Sands Capital Management, LLC is 1101 Wilson Blvd. Suite 2300, Arlington, Virginia, 22209.

(3)	Based solely on a report on Schedule 13G/A filed on February 11, 2013. Shares beneficially owned by T. Rowe Price Associates, Inc. (Price Associates) are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland, 21202.

(4)	Based solely on a report on Schedule 13G/A filed on February 12, 2013. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania, 19355.

(5)	A portion of the shares beneficially owned by Mr. Ells, Mr. Moran, Mr. Baldocchi and Ms. Friedman are entitled to piggyback registration rights.

(6)	Shares beneficially owned by Mr. Ells include 150,000 shares underlying vested stock appreciation rights.

(7)	Shares beneficially owned by Mr. Moran include 150,000 shares underlying vested stock appreciation rights.

(8)	Shares beneficially owned by Mr. Hartung include: 19,782 shares in a revocable trust for Mr. Hartung’s benefit and of which his spouse is the trustee; 148 shares beneficially owned by his minor children; and 50,000 shares underlying vested stock appreciation rights. Mr. Hartung disclaims beneficial ownership of the shares beneficially owned by his children.

(9)	Shares beneficially owned by Mr. Blessing include 16,000 shares underlying vested stock appreciation rights.

(10)	Shares beneficially owned by Mr. Crumpacker include 20,000 shares underlying vested stock appreciation rights.

(11)	Shares beneficially owned by Messrs. Baldocchi, Charlesworth, Flanzraich and Flynn and Ms. Friedman include 1,105 shares underlying unvested restricted stock units, which are deemed to be beneficially owned because each such director is retirement-eligible and the vesting of the awards accelerates in the event of the director’s retirement.

(12)	Shares beneficially owned by Mr. Baldocchi include 75,810 shares owned jointly by Mr. Baldocchi and his spouse.

(13)	Shares beneficially owned by Ms. Friedman include 4,000 shares held by a revocable trust of which Ms. Friedman is a co-trustee.

(14)	Excludes 86 shares underlying unvested restricted stock units, which will vest on December 3, 2015.

(15)	See Notes (5) through (14).

PROPOSAL A

ELECTION OF THREE DIRECTORS

Our Board of Directors has eight members divided into three classes. Each director serves a three year term and will continue in office until a successor has been elected and qualified, subject to the director’s earlier resignation, retirement or removal from office. The current term of office of our Class II directors will end at this year’s annual meeting of shareholders. The current term of office of our Class III directors will end at the annual meeting in 2014 and the term of our Class I directors will end at the annual meeting in 2015.

If the amendments to our certificate of incorporation as proposed in proposal E are approved by shareholders at the annual meeting, the election of directors for three year terms will be phased out beginning with our annual meeting of shareholders in 2014, such that all directors will be elected to one-year terms beginning with our annual meeting of shareholders in 2016.

Al Baldocchi, Neil Flanzraich, and Darlene Friedman are currently serving as Class II directors and are the nominees for election as directors to serve for a three year term expiring at the 2016 annual meeting. Each of the nominees was nominated by the Board upon the recommendation of the Nominating and Corporate Governance Committee, and has consented to serve if elected. If any nominee is unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote for other candidates in accordance with their judgment. We are not aware of any reason why the nominees would not be able to serve if elected.

The three nominees receiving a plurality of votes cast at the meeting will be elected as Class II directors. Abstentions, withheld votes and broker non-votes will not be treated as a vote for any particular director and will not affect the outcome of the election of directors.

The Board of Directors recommends a vote FOR the election of Messrs. Baldocchi and Flanzraich and Ms. Friedman as Class II directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Biographical Information

The following is biographical information about each of the three nominees and each other current director, including a description of the experience, qualifications and skills that have led the Board to determine that each director should serve on the Board. The respective current terms of all directors expire on the dates set forth below or continue until their successors are elected and have qualified.

Class II directors whose terms expire at the 2013 annual meeting of shareholders and who are nominees for terms expiring at the 2016 annual meeting		Age	Director Since
Albert S. Baldocchi	Mr. Baldocchi has been self-employed since 2000 as a financial consultant and strategic advisor for and investor in a variety of privately-held companies. His extensive involvement with restaurant companies over a period of 17 years has given Mr. Baldocchi an in-depth knowledge of restaurant company finance, operations and strategy. He also has considerable experience with high-growth companies in the restaurant industry and in other industries, and his experience as a senior investment banker at a number of prominent institutions, including Morgan Stanley, Solomon Brothers and Montgomery Securities, helped him develop solid capabilities in accounting and finance as well. Mr. Baldocchi holds a Bachelor of Science degree in chemical engineering from the University of California at Berkeley and an MBA from Stanford University.	58	1997

Neil W. Flanzraich	Mr. Flanzraich has been a private investor since February 2006, and as an executive board member, also runs a number of privately-owned pharmaceutical companies. From 1998 through its sale in January 2006 to TEVA Pharmaceuticals Industries, Ltd., he served as Vice Chairman and President of IVAX Corporation, an international pharmaceutical company. From 1995 to 1998, Mr. Flanzraich served as Chairman of the Life Sciences Legal Practice Group of Heller Ehrman LLP, a law firm, and from 1981 to 1994, served in various capacities at Syntex Corporation, a pharmaceutical company. Mr. Flanzraich’s executive experience has helped him develop outstanding skills in leading and managing strong teams of employees, and in oversight of the growth and financing of businesses in a rapidly-evolving market. His legal background also is valuable to us in the risk management area, and Mr. Flanzraich brings to us extensive experience serving as an independent director of other public and privately-held companies. He is a director of Equity One Inc. (NYSE:EQY). Mr. Flanzraich was a director of BELLUS Health Inc. until May 2012, a director of Continucare Corporation until October 2011, a director of Javelin Pharmaceuticals, Inc. until July 2010, and a director of RAE Systems, Inc. until March 2009. Mr. Flanzraich received an A.B. from Harvard College and a J.D. from Harvard Law School.	69	2007

Class II directors whose terms expire at the 2013 annual meeting of shareholders and who are nominees for terms expiring at the 2016 annual meeting		Age	Director Since
Darlene J. Friedman	Prior to retiring in 1995, Ms. Friedman spent 19 years at Syntex Corporation, a pharmaceutical company, where she held a variety of management positions, most recently as Senior Vice President of Human Resources. While at Syntex, Ms. Friedman was a member of the corporate executive committee and the management committee, and was responsible for the analysis, recommendation and administration of the company’s executive compensation programs and worked directly with the compensation committee of Syntex’s board. This experience and Ms. Friedman’s talent in these areas are invaluable in connection with her service as a director and as a member of our Compensation Committee. Ms. Friedman holds a Bachelor of Arts degree in psychology from the University of California at Berkeley and an MBA from the University of Colorado.	70	1995

Class III directors whose terms expire at the 2014 annual meeting of shareholders		Age	Director Since
John S. Charlesworth	Mr. Charlesworth is currently the sole owner/member of Hunt Business Enterprises LLC and EZ Street LLC, which own commercial properties and own and operate car care facilities. Before retiring in 2000, Mr. Charlesworth worked for McDonald’s for 26 years, most recently as President of the Midwest Division of McDonald’s USA from July 1997 to December 2000. Prior to that, he served as a Senior Vice President in Southeast Asia from April 1995 to July 1997. His international experience included strategic planning and risk assessment for the growth and development of McDonald’s across Southeast Asia, as well as serving as the McDonald’s partner representative to seven Southeast Asian joint ventures. His experience with McDonald’s included responsibility for managing a large and diverse employee workforce similar in many ways to Chipotle’s, and also gave him a detailed knowledge of restaurant operations, site selection and related matters. He also has developed strong financial acumen through his experience at McDonald’s as well as running his own business interests. He holds a Bachelor of Science degree in business, majoring in economics, from Virginia Polytechnic Institute.	66	1999

Class III directors whose terms expire at the 2014 annual meeting of shareholders		Age	Director Since
Montgomery F. (Monty) Moran	Mr. Moran is our Co-Chief Executive Officer. He was appointed to this position on January 1, 2009, after serving as President and Chief Operating Officer since March 2005. Mr. Moran previously served as chief executive officer of the Denver law firm Messner & Reeves, LLC, where he was employed since 1996, and as general counsel of Chipotle. His experience as our general counsel from the time we had only a few restaurants through our growth to several hundred restaurants at the time he joined us, has given him an in-depth knowledge and understanding of every aspect of our business. His legal experience ran from trial and employment matters to real estate and other transactional matters, as well as general corporate counseling. As a result he has an outstanding skill set in such areas as risk management and crisis handling, and also is thoroughly familiar with management personnel throughout our organization. In addition, Mr. Moran was the visionary and creator of our Restaurateur program and other aspects of instilling a culture of high performers throughout Chipotle, and his leadership in this area has been critical to our success. Mr. Moran holds a Bachelor of Arts degree in communications from the University of Colorado and a J.D., cum laude, from Pepperdine University School of Law.	46	2006

Class I directors whose terms expire at the 2015 annual meeting of shareholders		Age	Director Since
Steve Ells	Mr. Ells founded Chipotle in 1993. He is Co-Chief Executive Officer and was appointed Chairman of the Board in 2005. Prior to launching Chipotle, Mr. Ells worked for two years at Stars restaurant in San Francisco. Mr. Ells’s vision—that food served fast doesn’t have to be low quality and that delicious food doesn’t have to be expensive—is the foundation on which Chipotle is based. This visionary thinking has led to Chipotle accomplishing great things, such as growing from a single restaurant to over 1,400 in just 20 years, and serving more naturally-raised meat than any other restaurant company. This thinking has also resulted in Mr. Ells remaining a principal driving force behind making our company innovative and striving for constant improvement, and he continues to provide important leadership to our executive officers, management team, and Board of Directors. He is also one of the largest individual shareholders of our company. Mr. Ells graduated from the University of Colorado with a Bachelor of Arts degree in art history, and is also a 1990 Culinary Institute of America graduate.	47	1996

Class I directors whose terms expire at the 2015 annual meeting of shareholders		Age	Director Since
Patrick J. Flynn	Prior to retiring in 2001, Mr. Flynn spent 39 years at McDonald’s where he held a variety of executive and management positions, most recently as Executive Vice President responsible for strategic planning and acquisitions. From his background as a senior-level restaurant industry executive, Mr. Flynn developed strong capabilities in guiding corporate strategy, and tremendous knowledge of the operational aspects of the restaurant business as well. In addition, Mr. Flynn’s past experience as a director of a publicly-held financial institution, and his background in analyzing financial statements of businesses he has led and companies he has considered for acquisition, have given him strong financial analysis skills.	70	1998

Jeffrey B. Kindler	Mr. Kindler is a venture partner with Lux Capital, a venture capital firm, and a director of Starboard Capital Partners, a private equity firm. He was Chief Executive Officer and Chairman of the Board of Pfizer, Inc., a pharmaceutical company, from 2006 until his retirement in December 2010. Prior to that, he was Vice Chairman and General Counsel of Pfizer from 2005 to 2006, Executive Vice President and General Counsel from 2004 to 2005, and Senior Vice President and General Counsel from 2002 to 2004. Prior to joining Pfizer, he was Chairman of Boston Market Corporation from 2000 to 2001, and President of the Partner Brands group of McDonald’s Corporation (of which Chipotle was a part) during 2001. Mr. Kindler serves as a board member for a number of civic, charitable, educational and other organizations. He brings leadership, extensive business, operating, legal and policy, and corporate strategy experience to our Board, as well as tremendous knowledge of the restaurant industry and the fundamentals of our business. Mr. Kindler holds a Bachelor of Arts from Tufts University and a J.D. from Harvard Law School.	57	2012

The Board of Directors held four meetings in 2012 and acted by written consent three times. Each director who served as a director for the full year attended at least 75 percent of the meetings of the Board and of committees of which they were members during 2012. Mr. Kindler attended each meeting of the Board in 2012 from and after the date of his appointment to the Board and each meeting of the committees on which he serves from and after the date of his appointment to such committees. The Board has requested that each member attend our annual shareholder meetings absent extenuating circumstances, and all directors attended the 2012 annual meeting of shareholders (other than Mr. Kindler, who had not yet been appointed to the Board at the time of the 2012 annual meeting).

A Majority of our Board Members are Independent

Our Board of Directors, under direction of the Nominating and Corporate Governance Committee, reviews the independence of our directors to determine whether any relationships, transactions or arrangements involving any director or any family member or affiliate of a director may be deemed to compromise the director’s independence from us, including under the independence standards contained in the rules of the NYSE. Based on that review, in March 2013 the Board determined that none of our directors have any relationships, transactions or arrangements that would compromise their independence, except Messrs. Ells and Moran, our Co-Chief Executive Officers. In particular, the Board determined that the registration rights granted to Mr. Baldocchi and Ms. Friedman, as described below under “Certain Relationships and Related Party Transactions,” and payments of $750 per semester to Mr. Flanzraich’s son, a college student, as part of a marketing program we maintain on college campuses throughout the country, do not constitute relationships that would create material conflicts of interest or otherwise compromise the independence of Messrs. Baldocchi or Flanzraich or Ms. Friedman in attending to their duties as directors. Accordingly, the Board concluded that each director other than Messrs. Ells and Moran qualifies as an independent director.

Committees of the Board

Our Board of Directors has three standing committees: (1) the Audit Committee, (2) the Compensation Committee, and (3) the Nominating and Corporate Governance Committee, each composed entirely of persons the Board has determined to be independent as described above, and for members of the Audit Committee, also under the definition included in SEC Rule 10A-3(b)(1). Each committee operates pursuant to a written charter adopted by our Board of Directors which sets forth the committee’s role and responsibilities and provides for an annual evaluation of its performance. The charters of all three standing committees are available on the Investors page of our corporate website at www.chipotle.com under the Corporate Governance link.

Audit Committee

In accordance with its charter, the Audit Committee acts to oversee the integrity of our financial statements and system of internal controls, the annual independent audit of our financial statements, the performance of our internal audit services function, our compliance with legal and regulatory requirements, the implementation and effectiveness of our disclosure controls and procedures, and the evaluation and management of risk issues, and also acts to ensure open lines of communication among our independent auditors, accountants, internal audit and financial management. The committee’s responsibilities also include review of the qualifications, independence and performance of the independent auditors, who report directly to the Audit Committee. The committee retains, determines the compensation of, evaluates, and when appropriate replaces our independent auditors and pre-approves audit and permitted non-audit services provided by our independent auditors. The Audit Committee has adopted the “Policy Relating to Pre-Approval of Audit and Permitted Non-Audit Services” under which audit and non-audit services to be provided to us by our independent auditors are pre-approved. This policy is summarized on page 23 of this proxy statement.

The Audit Committee is required to establish procedures to handle complaints received regarding our accounting, internal controls or auditing matters. It is also required to ensure the confidentiality of employees who have provided information or expressed concern regarding questionable accounting or auditing practices. The committee also fulfills the oversight function of the Board with respect to risk management, as described under “Corporate Governance—Role of the Board of Directors in Risk Oversight.” The committee may retain independent advisors at our expense that it considers necessary for the completion of its duties.

The Audit Committee held nine meetings in 2012 and acted by written consent two times. The members of the Audit Committee are Messrs. Baldocchi (Chairperson), Charlesworth and Flanzraich. Our Board of Directors has determined that all of the Audit Committee members meet the enhanced independence standards required of audit committee members by regulations of the SEC, and are financially literate as defined in the listing standards of the NYSE. The Board has further determined that Mr. Baldocchi qualifies as an “Audit Committee Financial Expert” as defined in SEC regulations.

No member of the Audit Committee served on more than three audit or similar committees of publicly held companies, including Chipotle, in 2012. A report of the Audit Committee is found under the heading “Audit Committee Report” on page 22.

Compensation Committee

The Compensation Committee oversees our executive compensation policies and programs. In accordance with its charter, the committee determines the compensation of our Co-Chief Executive Officers based on an evaluation of their performance, and approves the compensation level of our other executive officers following an evaluation of their performance and recommendation by the Co-Chief Executive Officers. The manner in which the committee makes determinations as to the compensation of our executive officers is described in more detail below under “Executive Officers and Compensation—Compensation Discussion and Analysis—Overview of Executive Compensation Determinations.”

The Compensation Committee charter also grants the committee the authority to: review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; review and approve the terms of written employment agreements and post-service arrangements for executive officers; review our compensation programs generally to confirm that those plans provide reasonable benefits to us; recommend compensation to be paid to our outside directors; review disclosures to be filed with the SEC and distributed to our shareholders regarding executive compensation and recommend to the Board the filing of such disclosures; assist the Board with its functions relating to our compensation and benefits programs generally; and other administrative matters with regard to our compensation programs and policies. The committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee, except where such delegation is not allowed by legal or regulatory requirements.

The Compensation Committee has also been appointed by the Board to administer our 2011 Stock Incentive Plan and to make awards under the plan, including as described below under “Executive Officers and Compensation – Compensation Discussion and Analysis—Components of Compensation—Long-Term Incentives.” The committee has in some years, including 2012, delegated its authority under the plan to our executive officers to make grants to non-executive officer level employees, within limitations specified by the committee in its delegation of authority.

The Compensation Committee retains outside executive compensation consulting firms to provide the committee with advice regarding compensation matters and to conduct an annual review of our executive compensation programs. For 2012, the committee worked with Compensation Strategies, Inc. on executive compensation matters. Compensation Strategies also occasionally works with our senior human resources staff to provide us with advice on the design of our company-wide compensation programs and policies and other matters relating to compensation, in addition to working with the committee on executive compensation matters. All of the fees paid to Compensation Strategies during 2012 were in connection with the firm’s work on executive compensation matters on behalf of the committee. Compensation Strategies was retained pursuant to an engagement letter with the Compensation Committee, and the committee has determined that Compensation Strategies’ service to Chipotle does not give rise to any conflict of interest, and considers the firm to have sufficient independence from our company and executive officers to allow it to offer objective advice.

The Compensation Committee held five meetings in 2012 and acted by written consent two times. A report of the committee is found under the heading “Executive Officers and Compensation—Compensation Discussion and Analysis—Compensation Committee Report” on page 43.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Ms. Friedman (Chairperson) and Messrs. Flynn and Kindler. There are no relationships between the members of the committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” None of the members of the committee is our employee and no member has been an officer of our company at any time. The Board has determined that each member of the committee qualifies as a “Non-Employee Director” under SEC Rule16b-3 and as an “Outside Director” under Section 162(m) of the Internal Revenue Code of 1986, as amended, and has determined that each member will satisfy the newly-adopted NYSE standards for independence of compensation committee members when they become effective on July 1, 2013. No member of the committee nor any organization of which any member of the committee is an officer or director received any payments from us during 2012, other than the payments disclosed under “—Compensation of Directors” below. See “Certain Relationships and Related Party Transactions” for a description of agreements we have entered into with Ms. Friedman.

Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee include reviewing, at least annually, the adequacy of our corporate governance principles and recommending to the Board any changes to such principles as deemed appropriate, and recommending to the Board appropriate guidelines and criteria to determine the qualifications to serve and continue to serve as a director. The Nominating and Corporate Governance Committee identifies and reviews the qualifications of, and recommends to the Board, (i) individuals to be nominated by the Board for election to the Board by our shareholders at each annual meeting, (ii) individuals to be nominated and elected to fill any vacancy on the Board which occurs for any reason (including increasing the size of the Board) and (iii) appointments to committees of the Board.

The committee, at least annually, reviews the size, composition and organization of the Board and its committees and recommends any policies, changes or other action it deems necessary or appropriate, including recommendations to the Board regarding retirement age, resignation or removal of a director, independence requirements, frequency of Board meetings and terms of directors. A number of these matters are covered in our Corporate Governance Guidelines, which the committee also reviews at least annually. The committee also reviews the nomination by our shareholders of candidates for election to the Board if such nominations are within the time limits and meet other requirements established by our bylaws. The committee oversees the annual evaluation of the performance of the Board and its committees and reviews and makes recommendations regarding succession plans for positions held by executive officers.

The Nominating and Corporate Governance Committee held three meetings in 2012. The members of the committee are Mr. Flynn (Chairperson), Ms. Friedman and Mr. Kindler.

Director Compensation

Directors who are also employees of Chipotle do not receive compensation for their services as directors. Directors who are not employees of Chipotle receive an annual retainer of $135,000, of which $50,000 is paid in cash and $85,000 is paid in restricted stock units representing shares of our common stock, based on the closing price of the stock on the grant date, which is the date of our annual shareholders meeting each year. Each director who is not an employee of Chipotle also receives a $2,000 cash payment for each meeting of the Board of Directors he or she attends and $1,500 for each meeting of a committee of the Board of Directors he or she attends ($750 in the case of telephonic attendance at an in-person committee meeting). Annual cash retainers are paid to the chairperson of each committee of the Board of Directors as follows: $20,000 for the Audit Committee Chairperson, $10,000 for the Compensation Committee Chairperson, $7,500 for the Nominating and Corporate Governance Committee Chairperson, and $3,000 for the chairperson of any other committee established by the Board of Directors unless otherwise specified by the Board. Directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meetings. We have also adopted a requirement that each non-employee director is expected to own Chipotle common stock with a market value of five times the annual cash retainer within five years of the director’s appointment or election to the Board. All directors other than Mr. Kindler, who was appointed to the Board in September 2012, met this requirement as of December 31, 2012. Unvested restricted stock units received as compensation for Board service count as shares owned for purposes of this requirement.

The compensation of each of our non-employee directors in 2012 is set forth below.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Albert S. Baldocchi	$91,500	$85,092	$176,592
John S. Charlesworth	$71,500	$85,092	$156,592
Neil W. Flanzraich	$70,750	$85,092	$155,842
Patrick J. Flynn	$77,500	$85,092	$162,592
Darlene J. Friedman	$80,000	$85,092	$165,092
Jeffrey B. Kindler	$20,288	$22,683	$42,971

(1)	Reflects the grant date fair value under FASB Topic 718 of restricted stock units awarded for the equity portion of each director’s annual retainer. For the directors other than Mr. Kindler, restricted stock units in respect of 206 shares of common stock were granted on May 31, 2012, and for Mr. Kindler, a pro-rated grant of restricted stock units in respect of 86 shares of common stock were granted on December 3, 2012. The restricted stock units granted in May 2012 were valued at $413.07 per share and those granted in December 2012 were valued at $263.75 per share, in each case equal to the closing price of our common stock on the grant date. The restricted stock units vest on the third anniversary of the grant date subject to the director’s continued service as a director through that date. Vesting accelerates in the event of the retirement of a director who has served for a total of six years (including any breaks in service), or in the event the director leaves the Board following certain changes in control of Chipotle. Directors may elect in advance to defer receipt upon vesting of the shares underlying the restricted stock units. Each director other than Mr. Kindler held 1,105 unvested restricted stock units as of December 31, 2012, and Mr. Kindler held 86 unvested restricted stock units as of that date.

CORPORATE GOVERNANCE

Our Board of Directors has adopted a number of policies to support our values and provide for good corporate governance, including our Corporate Governance Guidelines, which set forth our principles of corporate governance; our Board committee charters; the Chipotle Mexican Grill, Inc. Code of Conduct, which applies to all Chipotle officers, directors and employees; and separate Codes of Ethics for our directors, our Co-Chief Executive Officers and our Chief Financial Officer/principal accounting officer. The Corporate Governance Guidelines, Code of Conduct, and each of the Codes of Ethics are available on the Investors page of our corporate website at www.chipotle.com under the Corporate Governance link.

If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Conduct or our Codes of Ethics that apply to our executive officers, we will satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on the Investors page of our website at www.chipotle.com under the Corporate Governance link.

Chairman of the Board

Mr. Ells, our founder and Co-Chief Executive Officer, also serves as Chairman of the Board. The Chairman of the Board presides at all meetings of the Board and exercises and performs such other powers and duties as may be periodically assigned to him in that capacity by the Board or prescribed by our bylaws. We believe it is not only appropriate but also important for Mr. Ells to serve as Chairman in addition to serving as Co-Chief Executive Officer. As the founder of our company, he has since our inception been the principal architect of our corporate strategy and vision, and continues to be a primary driving force to keep our company innovative and striving for constant improvement. The Board believes that its oversight responsibilities can be most effectively fulfilled if the Board is led by that same driving force, and also believes that it is appropriate for Mr. Ells to lead the Board due to his being one of the largest individual shareholders of our company.

Lead Director

Mr. Baldocchi has served as Lead Director since December 2006. The Board believes that maintaining a Lead Director position held by an independent director ensures that our outside directors remain independent of management and provide objective oversight of our business and strategy. The Lead Director chairs Board meetings during any sessions conducted as executive sessions without employee directors or other employees being present, and also consults with the Chairman, the Co-Chief Executive Officers and the Chief Financial Officer on business issues and with the Nominating and Corporate Governance Committee on Board management. Mr. Baldocchi’s term as Lead Director was renewed in December 2009 by all of the independent directors, upon recommendation of the Nominating and Corporate Governance Committee.

How to Contact the Board of Directors

Any shareholder or other interested party may contact the Board of Directors, including the Lead Director or the non-employee directors as a group, or any individual director or directors, by writing to the intended recipient(s) in care of Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, Colorado, 80202, Attention: Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Audit Committee. Our corporate Secretary or general counsel, or their designees, will review and sort communications before forwarding them to the addressee(s), although communications that do not, in the opinion of the Secretary or our general counsel, deal with the functions of the Board or a committee or do not otherwise warrant the attention of the addressees may not be forwarded.

Executive Sessions

Non-management directors met in executive session without management at the end of each regularly-scheduled Board meeting during 2012. Mr. Baldocchi, as Lead Director, chaired the non-employee executive sessions of the Board held during 2012. The Board expects to conduct an executive session limited to non-employee Board members at each regularly-scheduled Board meeting during 2013, and independent directors may schedule additional sessions in their discretion.

At regularly-scheduled meetings of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, executive sessions are generally held at the end of each meeting, with only the committee members or the committee members and their advisors present, to discuss any topics the committee members deem necessary or appropriate.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for establishing criteria for nominees to serve on our Board, screening candidates, and recommending for approval by the full Board candidates for vacant Board positions and for election at each annual meeting of shareholders. The committee’s policies and procedures for consideration of Board candidates are described below. Messrs. Baldocchi and Flanzraich and Ms. Friedman, the nominees for election as directors at this year’s annual meeting, were recommended to the Board as nominees by the Nominating and Corporate Governance Committee.

The committee considers candidates suggested by its members, other directors, senior management and shareholders. The committee is authorized under its charter to retain, at our expense, search firms, consultants, and any other advisors it may deem appropriate to identify and screen potential candidates. The committee may also retain a search firm to evaluate and perform background reviews on director candidates, including those recommended by shareholders. Any advisors retained by the committee will report directly to the committee.

Candidate Qualifications and Considerations

The committee seeks to identify candidates of high integrity who have a strong record of accomplishment and who display the independence of mind and strength of character necessary to make an effective contribution to the Board and to represent the interests of all shareholders. Candidates are selected for their ability to exercise good judgment and to provide practical insights and diverse perspectives. In addition to considering the Board’s and Chipotle’s needs at the time a particular candidate is being considered, the committee considers candidates in light of the entirety of their credentials, including:

•	Their integrity and business ethics;

•	Their strength of character and judgment;

•	Their ability and willingness to devote sufficient time to Board duties;

•	Their potential contribution to the diversity and culture of the Board;

•	Their educational background;

•	Their business and professional achievements and experience and industry background, particularly in light of our principal business and strategies;

•	Their independence from management, including under requirements of applicable law and listing standards; and

•	Relevant provisions of our Corporate Governance Guidelines.

These factors may be weighted differently depending on the individual being considered or the needs of the Board at the time. We do not have a particular policy regarding the diversity of nominees or Board members; rather, the Nominating and Corporate Governance Committee believes that diversity (whether based on factors commonly associated with diversity such as race, gender, national origin, religion or sexual orientation or identity, or on broader principles such as diversity of perspective and experience) is one of many elements to be considered in evaluating a particular candidate.

Consideration of Shareholder-Recommended Candidates and Procedure for Shareholder Nominations

Shareholders wishing to recommend candidates for consideration by the committee must submit to our corporate Secretary the following information: a recommendation identifying the candidate, including the candidate’s contact information; a detailed resume of the candidate and an autobiographical statement explaining the candidate’s interest in serving on our Board; and a statement of whether the candidate meets applicable law and listing requirements pertaining to director independence. Candidates recommended by shareholders for consideration will be evaluated in the same manner as any other candidates, as described below under “Candidate Evaluation Process,” and in view of the qualifications and factors identified above under “Candidate Qualifications and Considerations.”

Under our bylaws, shareholders may also nominate candidates for election as a director at our annual meeting. To do so, a shareholder must comply with the provisions of our bylaws regarding shareholder nomination of directors, including compliance with the deadlines described under “Other Business and Miscellaneous—Shareholder Proposals and Nominations for 2014 Annual Meeting—Bylaw Requirements for Shareholder Submission of Nominations and Proposals” on page 55.

Candidate Evaluation Process

The committee initially evaluates candidates in view of the qualifications and factors identified above under “Candidate Qualifications and Considerations,” and in doing so may consult with the Chairman, the Lead

Director, other directors, senior management or outside advisors regarding a particular candidate. The committee also takes into account the results of recent Board and Board committee self-evaluations and the current size and composition of the Board, including expected retirements and anticipated vacancies. In the course of this evaluation, some candidates may be eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other reasons. Following the initial evaluation, if one or more candidates were deemed worthy of further consideration, the committee would arrange for interviews of the candidates. To the extent feasible, candidates would be interviewed by the Chairman, the Co-Chief Executive Officers and a majority of committee members, and potentially other directors as well. The results of these interviews would be considered by the committee in its decision to recommend a candidate to the Board. Those candidates approved by the Board as nominees are named in the proxy statement for election by the shareholders at the annual meeting (or, if between annual meetings, one or more nominees may be elected by the Board itself if needed to fill vacancies, including vacancies resulting from an increase in the number of directors).

Policies and Procedures for Review and Approval of Transactions with Related Persons

We recognize that transactions in which our executive officers, directors or principal shareholders, or family members or other associates of our executive officers, directors or principal shareholders, have an interest may raise questions as to whether those transactions are consistent with the best interests of Chipotle and our shareholders. Accordingly, our Board has adopted written policies and procedures requiring the Audit Committee to approve in advance, with limited exceptions, any transactions in which any person or entity in the categories named above has any material interest, whether direct or indirect, unless the value of all such transactions in which a related party has an interest during a year total less than $10,000. We refer to such transactions as “related person transactions.” Current related person transactions to which we are a party are described on page 54.

A related person transaction will only be approved by the Audit Committee if the committee determines that the related person transaction is beneficial to us and the terms of the related person transaction are fair to us. No member of the Audit Committee may participate in the review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Role of the Board of Directors in Risk Oversight

While our executive officers and various other members of management are responsible for the day-to-day management of risk, the Board of Directors exercises an oversight role with respect to risk issues facing our company, principally through considering risks associated with our company strategy as part of its oversight of our overall strategic direction, as well as delegation to the Audit Committee of the responsibility for evaluating enterprise risk issues. Under the terms of its charter, the Audit Committee discusses with management, our internal auditors and our independent auditors our major risk exposures, whether financial, operating or otherwise, as well as the adequacy and effectiveness of steps management has taken to monitor and control such exposures (including, for instance, our internal control over financial reporting). The Audit Committee’s oversight of risk management includes its review each year of an annual risk assessment conducted by our internal audit department, which functionally reports to the Audit Committee. The Audit Committee also recommends from time to time that key identified risk areas be considered by the full Board, and individual Board members also periodically ask the full Board to consider an area of risk. In those cases the Board considers the identified risk areas at its regularly-scheduled meetings, including receiving reports from and conducting discussions with the appropriate management personnel.

The Board believes our current leadership structure facilitates its oversight of risk by combining independent leadership through the Lead Director, independent Board committees, and majority independent Board composition, with an experienced Chairman and Co-Chief Executive Officer and additional Co-Chief Executive Officer with intimate knowledge of our business, industry and challenges. The Co-Chief Executive

Officers’ in-depth understanding of these matters and levels of involvement in the day-to-day management of Chipotle allow them to promptly identify and raise key risks to the Board, call special meetings of the Board when necessary to address critical issues, and focus the Board’s attention on areas of concern. This is effectively balanced by the independent oversight of the Lead Director, independent Board committees, and independent directors as a whole, who can objectively assess the risks identified by the Board or by management, as well as management’s effectiveness in managing such risks.

PROPOSAL B

AN ADVISORY VOTE TO APPROVE THE COMPENSATION

OF OUR EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

As required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to cast an advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our executive officers. We have committed to holding say on pay votes at each year’s annual meeting, until at least the annual meeting to occur in 2017.

The say-on-pay vote is advisory and therefore will not be binding on the Compensation Committee, the Board of Directors, or Chipotle. However, the Compensation Committee and Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Please read the “Executive Officers and Compensation” section of this proxy statement before determining how to vote on this proposal. As described in more detail in that section, and particularly under the heading “— Compensation Discussion and Analysis,” we believe our compensation programs emphasize performance and accountability while maintaining alignment with shareholder interests.

Our Compensation Committee, which is advised by an independent compensation consultant that does not perform other work for Chipotle, has structured and implemented executive compensation programs that encourage achievement of our objectives and are fundamental to our business strategy and which we believe will build long-term shareholder value. Determinations of base salaries and long-term incentive awards for 2012 were made early in the year and were formulated in light of our past performance, including in particular our extremely strong company and stock price performance during 2011, when our sales growth and total shareholder return were at or above the 96th percentile of our restaurant industry peer group, and net income growth was at the 72nd percentile of the restaurant industry peer group. During 2012, we once again grew significantly and met or exceeded all of the operating and financial performance guidance we announced prior to the beginning of the year. This strong operating performance resulted in payouts under our Annual Incentive Plan that were above target, although not to the same degree as in 2010 and 2011. Against that backdrop, we believe the compensation of our executive officers during 2012 was appropriate.

It is important to note that, although the total compensation of each of our executive officers as reflected in the Summary Compensation Table has increased significantly over the past three years, that amount does not reflect compensation actually realized by each officer. Rather, the increase from 2010 to 2011 and 2012 was attributable largely to a significant increase in our stock price over the relevant period, which had the effect of substantially increasing the economic value computed for stock-only stock appreciation rights, or SOSARs, awarded in each successive year, and which resulted in a substantial majority of the increases in total compensation reported from 2010 to 2011 and 2012. The economic value of SOSARs, which is used for the accounting expense to be recognized in connection with the awards as well as the amount of compensation to be reported under the SEC’s rules in connection therewith, does not reflect amounts actually realized by the recipients. Instead, amounts will only be realizable in respect of those awards following a vesting period, and only if our stock price increases from the grant date to the date of exercise. Our Compensation Committee believes that this makes stock appreciation rights an inherently performance-based form of compensation, and therefore makes these awards one of the principal foundations of the compensation of our executive officers, consistent with our pay-for-performance philosophy. For additional discussion regarding amounts realized by our executive officers from the exercise of SOSARs during 2012, please see the final paragraph beginning on page 32 under “Executive Officers and Compensation—Compensation Discussion and Analysis—Executive Summary.”

Accordingly, our Board asks that you vote in favor of the following shareholder resolution:

“RESOLVED, that the compensation of the executive officers of Chipotle Mexican Grill, Inc. as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis section, compensation tables and related material in the company’s proxy statement, are hereby approved.”

The Board of Directors recommends a vote FOR the say-on-pay proposal.

PROPOSAL C

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has engaged Ernst & Young LLP as independent auditors to audit our consolidated financial statements for the year ending December 31, 2013 and to perform other permissible, pre-approved services. As a matter of good corporate governance, we are requesting that shareholders ratify the Audit Committee’s appointment of Ernst & Young LLP as independent auditors. If shareholders do not ratify the appointment of Ernst & Young LLP, the committee will reevaluate the appointment.

The committee has adopted a policy which sets out procedures that the committee must follow when retaining the independent auditor to perform audit, review and attest engagements and any engagements for permitted non-audit services. This policy is summarized below under “Policy for Pre-Approval of Audit and Permitted Non-Audit Services” and will be reviewed by the Audit Committee periodically, but no less frequently than annually, for purposes of assuring continuing compliance with applicable law. All fees paid to Ernst & Young LLP for the years ended December 31, 2012 and 2011 were pre-approved by the Audit Committee in accordance with this policy.

Ernst & Young LLP has served as our independent auditors since 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

INDEPENDENT AUDITORS’ FEE

The aggregate fees and related reimbursable expenses for professional services provided by Ernst & Young LLP for the years ended December 31, 2012 and 2011 were:

Fees for Services	2012	2011
Audit Fees (1)	$567,850	$523,453
Audit-Related Fees (2)	2,149	2,149
Tax Fees	—	—
All Other Fees (3)	34,974	—

Total Fees	$604,973	$525,602

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit fees also include fees and expenses, if any, related to SEC filings, comfort letters, consents, comment letters and accounting consultations.

(2)	Represents fees for a subscription to an Ernst & Young online service used for accounting research purposes.

(3)	Represents reimbursement of costs and expenses in connection with litigation and regulatory proceedings.

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

AUDIT COMMITTEE REPORT

With regard to the fiscal year ended December 31, 2012, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2012 and for the year then ended; (ii) discussed with Ernst & Young LLP, the independent auditors, the matters required by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T; (iii) received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with Ernst & Young LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

The Audit Committee:

Albert S. Baldocchi, Chairperson

Neil W. Flanzraich

John S. Charlesworth

POLICY FOR PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

The Board of Directors has adopted a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to Chipotle by its independent auditors. This policy provides that the Audit Committee must pre-approve all audit, review and attest engagements and may do so on a case-by-case basis or on a class basis if the relevant services are predictable and recurring. Any internal control-related service may not be approved on a class basis, but must be individually pre-approved by the committee. The policy prohibits the provision of any services that the auditor is prohibited from providing under applicable law or the standards of the PCAOB.

Pre-approvals on a class basis for specified predictable and recurring services are granted annually at or about the start of each fiscal year. In considering all pre-approvals, the committee may take into account whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor. The committee reviews the scope of services to be provided within each class of services and imposes fee limitations and budgetary guidelines in appropriate cases.

The committee may pre-approve a class of services for the entire fiscal year. Pre-approval on an individual service basis may be given or effective only up to six months prior to commencement of the services.

The committee periodically reviews a schedule of fees paid and payable to the independent auditor by type of covered service being performed or expected to be provided. Our Chief Financial Officer is also required to report to the committee any non-compliance with this policy of which he becomes aware. The committee may delegate pre-approval authority for individual services or a class of services to any one of its members, provided that delegation is not allowed in the case of a class of services where the aggregate estimated fees for all future and current periods would exceed $500,000. Any class of services projected to exceed this limit or individual service that would cause the limit to be exceeded must be pre-approved by the full committee. The individual member of the committee to whom pre-approval authorization is delegated reports the grant of any pre-approval by the individual member at the next scheduled meeting of the committee.

PROPOSAL D

PROPOSAL TO APPROVE THE CHIPOTLE MEXICAN GRILL, INC. 2014 CASH INCENTIVE PLAN

Introduction

We are asking that our shareholders approve a new Chipotle Mexican Grill, Inc. 2014 Cash Incentive Plan. If approved by shareholders, the 2014 Cash Incentive Plan would replace the Chipotle Mexican Grill, Inc. Amended and Restated 2006 Cash Incentive Plan, as last amended and approved by our shareholders on May 21, 2008.

We have structured the 2014 Cash Incentive Plan in a manner that is intended to allow the Compensation Committee to grant “performance-based compensation” that is exempt from the $1 million deduction limitation under Section 162(m) of the Internal Revenue Code. We are submitting the plan for shareholder approval at the meeting so that payments made to our executive officers under the plan (the amount of which we intend to be determined under our Annual Incentive Plan, as described below under “Executive Compensation—Compensation Discussion and Analysis—Components of Compensation—Annual Incentives”) may qualify as performance-based compensation that is fully deductible for federal income tax purposes.

If approved by shareholders at the meeting, bonuses to be paid to our executive officers and key employees under the AIP, beginning with our 2014 fiscal year, will be covered by and paid in accordance with the 2014 Cash Incentive Plan. Payments under the 2014 Cash Incentive Plan will be contingent upon our achieving the performance goal established in the plan (as further described below under “Performance Goal”). No additional disclosure or approval of the performance goal under the 2014 Cash Incentive Plan will be required in the future unless the Compensation Committee of our Board, which will administer the plan, changes the material terms of the performance goal or other material terms of the 2014 Cash Incentive Plan.

If shareholders do not approve the 2014 Cash Incentive Plan, our Compensation Committee will be unable to grant annual cash incentive opportunities that will be exempt from the $1 million deduction limitation under Section 162(m) after this annual shareholder meeting.

A copy of the 2014 Cash Incentive Plan, as proposed, is attached to this proxy statement as Annex A, and this discussion is qualified in its entirety by reference to the full text of the plan document.

Description of the 2014 Cash Incentive Plan

The significant features of the 2014 Cash Incentive Plan are described below.

Administration

Our Compensation Committee will administer the 2014 Cash Incentive Plan and have the authority to grant awards upon such terms, not inconsistent with the terms of the plan, as it considers appropriate. In addition, the committee will have complete authority to interpret all provisions of the plan, to adopt, amend, and rescind rules and regulations pertaining to the administration of the plan, to make all other determinations necessary or advisable for its administration, and to reduce or eliminate, in its discretion, the amount of any award otherwise payable under the plan.

Eligibility

Only executive officers and key employees are eligible to participate under the 2014 Cash Incentive Plan. Currently, we expect that approximately 15 of our employees will participate in the plan for the 2014 calendar year.

Performance Goal

Participants will receive awards under the 2014 Cash Incentive Plan whose payout will be contingent upon our attaining positive operating income for the fiscal year, as presented in our consolidated audited financial statements but excluding (i) restructuring and/or other nonrecurring charges; (ii) exchange rate effects, as applicable, for non-US dollar denominated net sales and operating earnings; (iii) the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) the effects to any statutory adjustments to corporate tax rates and (v) the impact of any “extraordinary items” as determined under generally accepted accounting principles. The committee will not have the authority to amend or modify the performance goal.

Performance Period

The 2014 Cash Incentive Plan will cover each of our fiscal years beginning with 2014.

Payment of Awards

All awards under the 2014 Cash Incentive Plan for a fiscal year will be paid in cash (or, in the sole discretion of the Compensation Committee, in shares of our common stock under the Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan or other equity compensation plan that has been approved by our shareholders) following the end of our fiscal year, provided that the committee has previously certified that the performance goal was attained. The maximum amount paid under the plan to any participant with respect to any annual award will be $8.0 million, though the committee may, in its discretion, provide for payments in lesser amounts, including zero. The committee may not waive the achievement of the performance goal.

We are establishing the plan as an “umbrella plan.” It is the Compensation Committee’s current intention that it will exercise negative discretion so that the payment amount due under the plan upon meeting the performance goal described above will be determined in a manner consistent with how we pay bonuses determined via the AIP, as described below under “Executive Officers and Compensation—Compensation Discussion and Analysis—Components of Compensation—Annual Incentives.”

Termination of Employment

The 2014 Cash Incentive Plan generally requires that a participant be actively employed at the end of a fiscal year to receive payment for that year. If a participant’s employment ends during a fiscal year due to retirement with the Board’s consent, death or permanent disability, the committee will have the discretion to approve payment of up to a pro rata portion of the award payment that the participant would have received if employed throughout the fiscal year.

Amendment and Termination

The Compensation Committee or Board may amend, suspend or terminate the 2014 Cash Incentive Plan from time to time. An amendment will be subject to the approval of our shareholders only if such approval is necessary so that payments under the plan may qualify as “performance-based compensation” exempt from the $1 million deduction limitation under Section 162(m). The Compensation Committee may exercise discretion to make an incentive payment for the fiscal year in which a change in control, as defined for purposes of Section 162(m), of the Company occurs.

Recovery for Misconduct

If the Board or the Compensation Committee determines that a participant has engaged in certain types of misconduct defined in the plan, the Board or committee may, subject to limitations in the plan, require forfeiture, in whole or in part, of payment of any award that has been previously approved for payment under the plan which remains in whole or in part unpaid, and/or demand that the participant pay to us in cash the amount of certain prior payments received by the participant under the plan. The plan also provides that if we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirements under the securities laws, participants shall return us, or forfeit if not yet paid, the amount of any payment received with respect to an award under the plan during the three-year period preceding the date on which we are required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to the participant under the accounting restatement as determined by the committee in accordance with any applicable “clawback requirements” under applicable securities laws, regulations or securities exchange listing conditions, or any policy adopted by the committee pursuant to any such requirements.

Federal Income Tax Consequences

All cash payments made under the 2014 Cash Incentive Plan are taxable to the participant when received. While we intend that payments made under the plan will be fully deductible when paid, there are operational requirements that must be met in order to qualify for the Section 162(m) performance-based exception, and there is no guarantee that amounts will in fact be deductible.

New Plan Benefits

The specific individuals who will be granted awards under the 2014 Cash Incentive Plan will be determined by the Compensation Committee, subject to limits on the maximum amounts that may be awarded to any individual as described above. Future awards to be received by or allocated to particular individuals under the plan are not presently determinable. Amounts paid to participants under the Amended and Restated 2006 Cash Incentive Plan for the 2012 fiscal year, as determined under the terms of the AIP, are set forth below.

Name and Position	Dollar Value
Steve Ells, Chairman and Co-Chief Executive Officer	$2,404,864
Monty Moran, Co-Chief Executive Officer	$2,061,312
Jack Hartung, Chief Financial Officer	$781,402
Bob Blessing, Chief Development Officer	$287,207
Mark Crumpacker, Chief Marketing Officer	$308,888
Executive Officers as a Group	$5,843,673
Non-employee Directors as a Group	$—
Non-officer Employees as a Group	$472,466

The Board of Directors recommends a vote FOR the approval of the Chipotle Mexican Grill, Inc. 2014 Cash Incentive Plan.

PROPOSAL E

PROPOSAL TO APPROVE AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE CLASSIFICATION OF OUR BOARD OF DIRECTORS

We are asking that shareholders approve an amendment to our Amended and Restated Certificate of Incorporation to eliminate the classification of our Board of Directors over a three year period and provide for an annual election of all directors beginning with the 2016 annual meeting of shareholders.

Our existing certificate of incorporation provides for our Board to be divided into three classes. Each director serves a three year term and continues in office until a successor has been elected and qualified, subject to the director’s earlier resignation, retirement or removal from office. As a result, only one third of the Board stands for election each year—an arrangement commonly known as a “classified” or “staggered” board.

Although our Board has long believed that a classified Board is in the best interests of Chipotle, its shareholders and our long-term value creation, in response to a shareholder proposal at the 2012 annual meeting, our shareholders voted in favor of a resolution encouraging the Board to eliminate the classified Board. In response, our Board carefully considered the advantages and disadvantages of maintaining a classified Board, including consideration of the views of shareholders as expressed in the advisory vote at the 2012 annual meeting, and determined to adopt the proposed certificate of amendment and recommend that shareholders approve it.

If the proposed amendment to our certificate of incorporation is approved, the classification of our Board will be phased out beginning with our annual meeting of shareholders in 2014, such that all directors will be elected to one year terms beginning with our annual meeting of shareholders in 2016. No term of an existing director would be shortened or otherwise modified as a result of adoption of the proposed amendment. Any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for the remaining term of that class.

Under Delaware law, unless otherwise provided in a company’s certificate of incorporation, directors serving on a classified board may only be removed by shareholders for cause, while directors serving on a non-classified board may be removed by shareholders with or without cause. As a result, approval of the proposed amendment will also result in the ability of our shareholders to remove a director from the Board with or without cause from and after the 2016 annual meeting of shareholders. Consistent with our existing certificate of incorporation, any removal of a director (whether before or after the 2016 annual meeting of shareholders) will require a vote of not less than 66 and 2/3 percent of the voting power of our outstanding common stock.

If shareholders do not vote to approve the proposed amendment, the Board will remain classified and the directors will continue to be elected to serve three year terms, subject to their earlier death, resignation or removal. In addition, removal of directors by the shareholders would continue to be permissible only for cause.

This description of the proposed amendment to our certificate of incorporation is qualified in its entirety by reference to, and should be read in conjunction with, the full text of our certificate of incorporation, as amended by the proposed Certificate of Amendment attached to this proxy statement as Annex B.

The Board of Directors recommends a vote FOR the proposed amendment to our Amended and Restated Certificate of Incorporation.

PROPOSAL F

AN ADVISORY VOTE ON A SHAREHOLDER PROPOSAL

Proposal F is a shareholder proposal. If the shareholder proponent, or representative who is qualified under state law, is present at the annual meeting and submits the proposal for a vote, the proposal will be voted upon. The shareholder proposal and related supporting statement are included in this proxy statement as submitted by the proponent and we accept no responsibility for their contents. The Board’s statement in opposition to the proposal is presented immediately following the proposal and supporting statement. The name and address of the proponent and the amount of stock owned by the proponent will be provided to any shareholder making an oral or written request for such information to our corporate Secretary at our headquarters.

Proposal Encouraging Adoption of a Policy Restricting the Acceleration of Vesting of Equity Awards in the Event of a Change in Control of Chipotle

RESOLVED, The shareholders ask the board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement or other agreement or under any equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 401 of the SEC’s Regulation S-K, which addresses executive compensation. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted.

Supporting Statement

Chipotle Mexican Grill allows senior executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with a senior executive’s performance.

According to last year’s proxy statement, if the five senior executives had been terminated without cause after a change of control, or if they had departed for good reason, they would have been eligible to receive almost $200 million in unvested stock-only stock appreciation rights and performance shares, based on the stock price at the end of 2011, with over $73 million apiece going to the two co-CEOs.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other S&P 500 corporations, including Apple, Chevron, Dell, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards.

We urge you to vote FOR this proposal.

Statement in Opposition by our Board of Directors

The Compensation Committee of our Board of Directors has taken great care to structure an executive compensation program that rewards our executive officers for performance, and the committee believes that our compensation programs have played an important role in driving our extraordinary growth. Taking these considerations into account, our Board does not believe that the inflexible policy being advanced in this proposal should displace the careful, deliberate, expertly-informed business judgment of a Compensation Committee that is intimately familiar with our executive officer team and our business. Accordingly, the Board recommends that you vote AGAINST the proposal. A more detailed explanation of the Board’s reasoning follows.

The provisions that the proposal seeks to prohibit are one component of a broad-based equity compensation program that we believe has successfully driven dramatic increases in shareholder value. The Compensation Committee carefully designs compensation programs to encourage the creation of shareholder value. One element of these programs is the broad-based award of stock-only stock appreciation rights, or SOSARs, including SOSAR awards to top-performing employees at virtually all levels of our company, generally on an annual basis. We believe this aligns the interests of our employees and shareholders—an alignment that is important at all levels, but is absolutely critical at the executive officer level. The terms regarding termination and change in control matters in our SOSAR awards are the same for employees at all levels of our company, and have been formulated by the committee to provide fair and reasonable rewards to recipients when shareholder value is created.

We have described elsewhere in this proxy statement, including in the section entitled “Executive Officers and Compensation – Compensation Discussion and Analysis,” how our equity compensation programs have rewarded performance and encouraged the creation of significant shareholder value. The shareholder proponent’s Statement in Support of its proposal suggests that the amounts to which our executive officers would have been entitled, in the event of termination as of December 31, 2011 and following a change in control, may be “windfall awards that have nothing to do with . . . performance.” To the contrary, had the executive officers realized the amounts recited in the proponent’s Statement in Support, the amounts would have resulted from increases in our market capitalization from approximately $1.7 billion as of the grant date for the oldest awards reflected in the proponent’s numbers, to approximately $10.6 billion as of the date used to calculate the total amounts that would have been realized. The executive officers’ realization (on a pre-tax basis) of $197.9 million from the creation of up to $8.8 billion in shareholder value would represent a collective realization by the officers of less than 2.25% of the value created, which in the committee’s view would be a fair and appropriate reward for the officers’ success in driving gains for all shareholders. And in any event, in light of the extraordinary stock price performance driving these gains and the important role played by top-performing executives in driving business performance, and therefore stock returns, the shareholder proponent’s suggestion that such rewards would “have nothing to do with a senior executive’s performance” is inaccurate.

The “double-trigger” acceleration terms of Chipotle’s SOSAR and other equity awards are common in the market and reasonably balance the interests of the company, its shareholders and its key leaders. Our equity awards only provide for acceleration of vesting following a change in control if the employment of the recipient is terminated within close proximity to the change in control, or if the award would otherwise be terminated following the change in control. We believe that, and have been advised by an independent outside compensation consultant that, these terms are quite customary, notwithstanding the proponent’s recitation of a few large companies that have adopted policies similar to those in the proposal.

The “double-trigger” acceleration terms of Chipotle’s SOSAR and other equity awards can be critically important in retaining executives if a change in control is pending. Change in control transactions involve an extended period during which such transactions are negotiated or remain pending. During that period, officers may have a strong incentive to seek opportunities elsewhere in light of the uncertainties surrounding a change in control transaction. Departure of a senior executive can be disruptive, and may be extraordinarily so during the pendency of a change in control transaction—particularly if a proposed or announced transaction is not consummated. The likelihood of an executive losing focus or departing for other opportunities during the pendency of a change in control transaction can be greatly minimized by providing incentives for officers to remain employed through the change in control. Restricting the value realizable from equity awards, which are one important source of such incentives, may therefore not be in the best interests of shareholders. This is especially true for companies that, like Chipotle, do not have employment or severance agreements providing executives with benefits in connection with a change in control.

The “double-trigger” acceleration terms of Chipotle’s SOSAR and other equity awards avoid penalizing executives for a change in control that is in the interests of shareholders. Providing for accelerated vesting in the event of termination following a change in control ensures that senior executives are not penalized with a loss of equity compensation awards that could occur from consummation of the change in control transaction. Such transactions are in many cases in the best interests of a company’s shareholders as a whole, and in the committee’s view it would be unwise to create disincentives for the executive officer team to work towards consummation of such a transaction. Furthermore, a change in control transaction may be outside the control of executive officers, and in those circumstances it would be unfair for officers to lose the potential for rewards that would otherwise be due them had the change in control not occurred or had their employment continued for a meaningful period of time following the change in control. This is particularly true in cases such as ours, where equity awards are made in part to reward past performance, and where the vast majority of equity compensation is in the form of SOSARs, which are inherently performance-based. Moreover, allowing for only pro-rata vesting up to the time of an executive’s termination may deprive the executive of the potential for rewards that are properly attributable to the executive’s tenure, such as where implementation of a significant new strategy or development of a new concept—which may in fact be the primary basis for the change in control transaction to begin with—begins to pay off only after the executive’s departure.

Adoption of the policy being proposed would limit the flexibility of the committee in structuring compensation, which may not be in the best interests of the company and its shareholders. Although the committee may determine in particular circumstances that it would be inappropriate for an equity award to include a provision allowing, in at least some circumstances, for the full acceleration of an equity award in the event of termination of the recipient’s employment following a change in control, the policy proposed by the shareholder proponent would rob the committee of its discretion to include such provisions in any awards. The committee should not have such constraints. Depriving the committee of its discretion to structure appropriate equity compensation terms could adversely impact the committee’s ability, for example, to make awards to top-performing executive officers as an incentive to remain with Chipotle rather than pursuing other opportunities, or to attract qualified candidates for open officer positions at Chipotle.

For these reasons, the Board and the Compensation Committee believe that a blanket policy restricting the terms of our equity awards in the manner proposed by this resolution would not be in the best interests of shareholders.

The Board of Directors recommends a vote AGAINST the shareholder proposal.

EXECUTIVE OFFICERS AND COMPENSATION

EXECUTIVE OFFICERS

In addition to Steve Ells, our Chairman of the Board and Co-Chief Executive Officer, and Monty Moran, our Co-Chief Executive Officer, each of whose biographies are included under the heading “Information Regarding the Board of Directors,” our executive officers are as follows:

John R. (Jack) Hartung, 55, is Chief Financial Officer and has served in this role since 2002. In addition to having responsibility for all of our financial and reporting functions, Mr. Hartung also oversees IT; safety, security and risk; and compensation and benefits. Mr. Hartung joined Chipotle after spending 18 years at McDonald’s where he held a variety of management positions, most recently as Vice President and Chief Financial Officer of its Partner Brands Group. Mr. Hartung has a Bachelor of Science degree in accounting and economics as well as an MBA from Illinois State University.

Robert (Bob) N. Blessing Jr., 69, was appointed Chief Development Officer as of February 1, 2010. Mr. Blessing came to Chipotle in 1999 as a regional director, and opened our first restaurant in the Northeast region. His role expanded thereafter to include responsibility for additional markets, and from 2005 to 2008 he led our entire Northeast and Central regions. From May 2008 though February 1, 2010, he served as our Restaurant Support Officer, providing field support for our marketing as well as overseeing our five regional directors and our purchasing function. Before coming to Chipotle, he served in executive leadership roles at a number of food service and restaurant companies, including Vie de France Retail and Restaurant Bakery, Franchise Management Corporation (an Arby’s franchisee), and Thompson Hospitality (a contract food service company). Mr. Blessing has Bachelors and Masters degrees in business administration/economics from the University of Cincinnati.

Mark Crumpacker, 50, was appointed Chief Marketing Officer in January 2009. From December 2002 until December 2008 Mr. Crumpacker was Creative Director for Sequence, LLC, a strategic design and marketing consulting firm he co-founded in 2002, and prior to that served as creative director and in other leadership roles for a variety of design and media companies. Mr. Crumpacker attended the University of Colorado and received his B.F.A. from the Art College of Design in Pasadena, California.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the objectives and principles underlying our executive compensation programs, outlines the material elements of the compensation of our executive officers, and explains the Compensation Committee’s determinations as to the actual compensation of our executive officers for 2012. In addition, this Compensation Discussion and Analysis is intended to put into perspective the tables and related narratives which follow it regarding the compensation of our executive officers.

Executive Summary

The fundamental aim of our executive compensation program is to reward our executive officers for the creation of shareholder value. The Compensation Committee of our Board seeks to achieve this objective through a program consisting of the following principal components:

•	Base salaries, which are determined subjectively based on each executive’s contributions, individual performance, and level of experience;

•

Annual cash bonuses determined under our company-wide Annual Incentive Plan, or AIP, which provides for variable payouts based on achievement against a number of operating and financial performance goals approved by the committee at the beginning of each year, as well as subjective evaluations of individual performance; and

•

Equity compensation awards, primarily in the form of annual awards of stock-only stock appreciation rights, or SOSARs, which are inherently performance based since the grantees only realize compensation in connection with the awards if our stock price increases over a multi-year period following the date of the award.

We believe our executive compensation programs have contributed significantly to our significant growth and strong business performance. The following table demonstrates our performance on key growth and profitability measures over the past three years:

	Annual Company Performance
	Total Restaurants	Increase from Prior Year	Sales	Increase from Prior Year	Net Income	Increase from Prior Year
2012	1,410	15%	$2,731,224	20%	$278,000	29%
2011	1,230	13%	$2,269,548	24%	$214,945	20%
2010	1,084	13%	$1,835,922	21%	$178,981	41%

Our performance relative to our restaurant industry peer group (the composition of which is further described below under “Overview of Executive Compensation Decisions—Market Data”) has also generally been strong in the areas of sales growth, net income growth, and total shareholder return. The following table illustrates our relative performance in each of these areas as a percentile of the peer group over the one, three and five year periods ended December 31, 2012, computed (for the periods greater than one year) based on the compound annual growth rate of each measure.

Performance Versus Peer Group—One, Three and Five Year Periods Ended December 31, 2012
	Sales Growth	Net Income Growth	Total Shareholder Return
5 years	97th percentile	100th percentile	73rd percentile
3 years	97th percentile	84th percentile	96th percentile
1 year	96th percentile	87th percentile	4th percentile

The compensation of our executive officers has been determined in light of, and has been significantly driven by, this overall strong performance.

Although the performance of our common stock during 2012 was disappointing, it illustrated the benefits of our long-term incentive program being heavily weighted towards the use of SOSARs. Although the awards of SOSARs made in early 2012, as well as those made in 2010 and 2011, had a computed value for financial statement accounting and disclosure purposes (as reflected under “Option Awards” in the Summary Compensation Table below) that was significant in dollar terms, our executive officers only realize value from the awards if the price of our common stock appreciates. Due to declines in the price of our common stock during the second half of 2012, the SOSARs granted in 2012 are significantly “underwater,” with the exercise price of the SOSARs being $371.63, as compared to our stock price of $ • as of March 21, 2013. The “in-the-money” value of unexercised SOSARs granted in earlier years also declined significantly as a result of declines in the price of our common stock during 2012. Unless our stock price appreciates to exceed the exercise price of the 2012 SOSARs, the officers will not receive any value from the awards, notwithstanding the dollar value reflected in the Summary Compensation Table. Likewise, increases in our stock price will increase the value of earlier SOSAR awards and decreases in our stock price will decrease their value. This closely aligns the interests of our executive officers and our shareholders as a whole, and therefore strongly correlates with the pay for performance philosophy that guides our executive compensation programs.

Our officers realized significant value during 2012 by exercising SOSARs granted in 2008, 2009 and 2010, as illustrated under “Option Awards” in the Option Exercises and Stock Vested in 2012 table below. The value realized in connection with these exercises was attributable to substantial increases in our stock price since the grant date of the awards. Our market capitalization was $9.2 billion as of the end of 2012, as compared to approximate market capitalizations of $3.4 billion as of the grant date of SOSARs awarded in 2008, $1.7 billion as of the grant date of SOSAR awarded in 2009, and $3.3 billion as of the grant date of SOSAR awarded in 2010. We believe our officers’ collective realization of value representing (on a pre-tax basis) 2.12% of the average growth in our market capitalization from the grant dates of the exercised awards through the end of 2012 represents appropriate compensation for tremendous performance, irrespective of non-cash accounting values attributed to the awards and recognized in our financial statements and compensation disclosures. This realization of value also further illustrates the manner in which our long-term incentive program rewards the creation of shareholder value.

During 2012, the committee also continued its practice, first initiated in 2011, to include a performance vesting condition in addition to time-based vesting in half of the SOSARs granted to the executive officers. The committee believes that the addition of vesting conditions requiring our achievement of stated levels of cumulative cash flow from operations during the term of the award increases the connection between rewards to our officers and our company’s business performance, helping to restrict the rewards attributable solely to a robust stock market if our business performance is lacking. To further bolster the performance-based foundation of our compensation program, the committee also approved changes to the award agreements for 2012 SOSAR awards, including those made to the executive officers, to provide for a “clawback” in the event listing standards applicable to us in the future require the recovery of compensation received in connection with the awards.

Consistent with our intent to maintain a performance-based compensation system for all of our employees, including our executive officers, the total compensation of each executive officer is weighted heavily towards at-risk elements of compensation: annual AIP bonuses, SOSAR awards, and performance shares. For 2012, these performance-based elements accounted for between 80 percent and 93 percent of the total compensation reflected for each executive officer in the Summary Compensation Table below.

Additional detail regarding our executive compensation programs, policies and procedures, as well as the actual compensation of our executive officers in 2012, follows.

Compensation Philosophy and Objectives

Our philosophy with regard to the compensation of our employees, including our executive officers, is to reinforce the importance of performance and accountability at the corporate, regional and individual levels. We strive to provide our employees with meaningful rewards while maintaining alignment with shareholder interests, corporate values, and important management initiatives. In setting and overseeing the compensation of our executive officers, the Compensation Committee believes our compensation philosophy to be best effectuated by designing compensation programs and policies to achieve the following specific objectives:

•	Attracting, motivating, and retaining highly capable executives who are vital to our short- and long-term success, profitability, and growth;

•	Aligning the interests of our executives and shareholders by rewarding executives for the achievement of strategic and other goals that we believe will enhance shareholder value; and

•	Differentiating executive rewards based on actual performance.

The committee believes that these objectives are most effectively advanced when a significant portion of each executive officer’s overall compensation is in the form of at-risk elements such as incentive bonuses and long-term incentive-based compensation, which should be structured to closely align compensation with actual performance and shareholder interests.

The committee’s philosophy in structuring executive compensation rewards is that performance should be measured by comparing our company performance to market-wide performance in our industry, as well as subjectively evaluating each executive officer’s performance. See “—Overview of Executive Compensation Determinations—Market Data” below.

In structuring and approving our executive compensation programs, as well as policies and procedures relating to compensation throughout our company, the committee also considers risks that may be inherent in such programs, policies and procedures. The committee has determined that it is not likely that our compensation programs, policies and procedures will have a material adverse effect on our company.

Overview of Executive Compensation Determinations

In setting compensation for our executive officers, the committee assesses our performance, focusing in particular on our growth and shareholder return in relation to other companies in our industry over the prior three years. This assessment is described in more detail below under “—Discussion of Executive Officer Compensation Decisions—Assessment of Company Performance.” In conjunction with its review of our performance, the committee also reviews each executive officer’s individual circumstances, including tally sheet information reflecting the cash and equity-based compensation paid to each executive officer in each year since the officer started work with us (or since 1998 in the case of Mr. Ells, our Chairman and Co-Chief Executive Officer), as well as the accumulated value of all cash and equity-based compensation awarded to each executive officer. The committee also conducts discussions with our Co-Chief Executive Officers regarding the performance of our other executive officers, and meets in executive sessions to discuss the performance of the Co-Chief Executive Officers.

The committee does not “benchmark” the compensation of any of our executive officers in the traditional sense. Rather, to supplement its review of each executive officer’s historical compensation and performance as well as overall company performance, the committee also refers to market data on executive compensation. From this data, the committee determines what it believes to be competitive market practice and approves individual compensation levels by reference to its assessment of market compensation, together with historical compensation levels, subjective assessments of individual performance and other subjective factors.

At our annual meeting in May 2012, we held our second annual “say-on-pay” vote, an advisory vote on the compensation disclosed for our executive officers, in which approximately 79 percent of the votes cast were in favor of our executive compensation as disclosed in the proxy statement for the meeting. The Compensation Committee believes the level of support evidenced by the 2012 say-on-pay vote reflects a belief by the holders of a majority of our outstanding common stock that our compensation programs are appropriate and are consistent with our pay for performance philosophy. Accordingly, the Committee determined that the say-on-pay vote did not warrant significant changes to our determinations of executive compensation. The Committee will continue to consider the outcome of the Company’s future say-on-pay votes when making compensation decisions for the named executive officers.

The committee’s outside compensation consultant, Compensation Strategies, also provides input on compensation decisions, including providing comparisons to market levels of compensation as described below under “—Market Data.”

Market Data

The committee believes the investment community generally assesses our company performance by reference to other companies in the restaurant industry, and our management team and Board also reference such peer company performance in analyzing and evaluating our business. Accordingly, calibrating compensation by reference to our relative performance against, and levels of executive compensation at, companies in the restaurant industry allows for the most meaningful comparisons of our actual performance against our peers and of our executive compensation programs and practices against competitive market practice. The committee further believes that this ensures that compensation packages for our executive officers are structured in a manner rewarding superior operating performance and the creation of shareholder value.

The restaurant peer group used for these purposes is generally comprised of all publicly-traded companies in the Global Industry Classification Standard, or GICS, restaurant industry with annual revenues greater than $500 million, excluding McDonald’s Corporation due to its substantially greater size than us. At the time the committee made its initial executive compensation decisions for 2012, the companies included in the peer group were as follows: Biglari Holdings, Inc., BJ’s Restaurants, Inc., Bob Evans Farms, Inc., Brinker International, Inc., Buffalo Wild Wings, Inc., Carrols Restaurant Group, Inc., CEC Entertainment, Inc., The Cheesecake Factory Incorporated, Cracker Barrel Old Country Store, Inc., Darden Restaurants, Inc., Denny’s Corp., DineEquity Inc., Domino’s Pizza Inc., Jack In The Box Inc., O’Charley’s Inc., P.F. Chang’s China Bistro, Inc., Panera Bread Company, Papa Johns International Inc., Red Robin Gourmet Burgers, Inc., Ruby Tuesday, Inc., Sonic Corp., Starbucks Corporation, Texas Roadhouse Inc., The Wendy’s Company and Yum! Brands, Inc. The committee reviews the composition of the restaurant industry peer group periodically and will make adjustments to the peer group in response to changes in the size or business operations of Chipotle and of companies in the peer group, companies in the peer group being acquired or taken private, and other companies in the GICS restaurant industry becoming public.

Data drawn from the restaurant peer group is adjusted by using regression analysis to eliminate variations in compensation level attributable to differences in size of the component companies. Compensation Strategies, the committee’s independent executive compensation consultant, performs this analysis.

Components of Compensation

The committee believes that by including in each executive officer’s compensation package incentive-based cash bonuses tied to individual performance and our financial and operating performance, as well as equity-based compensation where the reward to the executive is based on the value of our common stock, it can reward achievement of our corporate goals and the creation of shareholder value. Accordingly, the elements of our executive compensation are base salary, annual incentives, long-term incentives, and certain benefits and perquisites. The committee seeks to allocate compensation among these various components for each executive officer to emphasize pay-at-risk elements, with reference to market practice, in order to promote our pay-for-performance philosophy.

Base Salaries

We pay a base salary to compensate our executive officers for services rendered during the year, and also to provide them with income regardless of our stock price performance, which helps avoid incentives to create short-term stock price fluctuations and mitigates the impact of forces beyond our control such as general economic and stock market conditions. We do not have written employment agreements with any of our executive officers and therefore do not have contractual commitments to pay any particular level of base salary. Rather, the committee reviews the base salary of each executive officer at least annually and adjusts salary levels as the committee deems necessary or appropriate, based on the recommendations of our Co-Chief Executive Officers for each of the other officers. Base salaries are typically adjusted during the first quarter of each year. Base salaries are administered in a range around the 50th percentile of the market, while also taking into account an individual’s performance, experience, development and potential, and internal equity issues. The committee anticipates that this range could extend from the 25th percentile and below for executive officers newer to their role, in a developmental period, or not meeting expectations, to the 90th percentile or higher for truly exceptional performers in critical roles who consistently exceed expectations.

The base salaries set for the executive officers for 2012 are discussed below under “—Discussion of Executive Officer Compensation Decisions—Base Salaries.”

Annual Incentives

We have designed, and the Compensation Committee oversees, an annual performance-based cash bonus program for all of our full-time regional and corporate employees, including our executive officers. We call this program our “Annual Incentive Plan,” or “AIP.” Bonuses under the AIP are based on the achievement of pre-established performance measures that the committee determines to be important to the success of our operations and financial performance, and therefore to the creation of shareholder value.

Early in each year, we set a target AIP bonus for each eligible employee, including approval by the committee of the target bonus for each executive officer. Consistent with our overall compensation policies and philosophy, target AIP bonuses as a percent of each executive officer’s base salary are set in a range around the 50th percentile of the market. Individual targeted amounts can also be increased or decreased based on subjective individual considerations such as level of responsibility, experience and internal equity issues.

Following completion of our year-end financial statements and each executive officer’s annual performance evaluation, actual bonuses are determined by applying to each executive officer’s target bonus a formula that increases or decreases the payout amount based on performance against the AIP measures approved by the committee.

The committee may in some years also approve discretionary bonuses to reward particularly strong individual achievement or overall performance. In some years this is accomplished via a discretionary adjustment to the AIP terms at the time final payouts are determined, and in some years discretionary bonuses are determined outside the parameters of the AIP.

See “—Discussion of Executive Officer Compensation Decisions—Annual Incentives—2012 AIP Payouts” below for a discussion of AIP bonuses for 2012.

Long-Term Incentives

We use long-term incentives as determined by the committee to be appropriate to motivate and reward our executive officers for superior levels of performance, to align the interests of the executive officers with those of the shareholders through the delivery of equity, and to add a retention element to the executive officers’ compensation. Eligibility for long-term incentives is generally limited to individuals who can have a substantial impact on our long-term success, as well as high potential individuals who may be moving into roles that may have a substantial impact in the future.

Long-term incentive awards are made under our 2011 Stock Incentive Plan, under which we are authorized to issue stock options, restricted stock or other equity-based awards denominated in shares of our common stock. The plans are administered by the Compensation Committee, and the committee makes grants directly to our executive officers, and is authorized to delegate the authority to make awards to employees other than the executive officers. The committee also sets the standard terms for awards under the plans each year.

The long-term incentive awards made in 2012 are described below under “—Discussion of Executive Officer Compensation Decisions—Stock Appreciation Rights Granted during 2012” and “—Performance Shares Granted during 2010.”

One portion of our long-term incentive awards consists of stock-only stock appreciation rights, or SOSARs. We believe SOSARs align the economic interests of our employees, including our executive officers, with those of our shareholders by reserving a portion of shareholder value creation for our employees. SOSARs also closely tie compensation to corporate performance because these awards do not offer value unless our stock price increases. We also believe that the terms the committee has set for our SOSARs strike an appropriate balance between rewarding our employees for building shareholder value and limiting the dilutive effect to our shareholders of our equity compensation programs. SOSARs require the issuance of fewer shares in respect of each award than do stock options, because only the shares representing the appreciation over the exercise price of the SOSARs are issued upon exercise, whereas upon the exercise of a stock option all of the shares subject to the option are issued. As a result, SOSARs minimize dilution as compared to equivalent grants of stock options. All options and SOSARs have had, and all SOSARs or similar awards we grant in the future will have, an exercise price equal to no less than the closing market price of our common stock on the date of the grant.

The other portion of each executive officer’s long-term incentive award consists of performance shares. The committee believes that having a portion of each executive’s long-term incentive in the form of full-value shares is best correlated with performance by including a performance vesting condition on the awards. 2012 marked completion of the second year of the three-year performance period associated with performance shares awarded in 2010. See “Outstanding Equity Awards at December 31, 2012” below, which reflects the performance share awards to each executive officer. Payout of the awards will be determined following completion of the third quarter of 2013.

The committee’s policy is generally to make SOSAR grants only on an annual basis, within five business days following our public release of financial results for the previous year. SOSARs are granted outside of this annual award cycle only in exceptional circumstances, such as in the case of certain key hires. The committee may in exceptional circumstances determine to make additional equity awards at other times during the year.

Because our practice has been to make periodic performance share awards designed to compensate performance over a multi-year performance period, the compensation reported for each executive officer in the Summary Compensation Table below will reflect additional compensation expense in the years in which performance share are granted. In light of these fluctuations, and because we have most recently made performance share awards with a fixed three year performance period, the committee believes the compensation of our executive officers should be reviewed and evaluated on a three-year basis in order to assess the relative mixture of each officer’s equity and cash compensation.

Benefits and Perquisites

We provide our executive officers with access to the same benefits we provide all of our full-time employees. We also provide our officers with perquisites and other personal benefits that we believe are reasonable and consistent with our compensation objectives, and with additional benefit programs that are not available to all employees throughout our company.

Perquisites are generally provided to help us attract and retain top performing employees for key positions, and in some cases perquisites are designed to facilitate our executive officers bringing maximum focus to what we believe to be demanding job duties. In addition to the perquisites identified in notes to the Summary Compensation Table below, we have occasionally allowed executive officers to be accompanied by a guest when traveling for business on an airplane chartered by us. Executive officers have also used airplanes that are available to us through our charter relationship for personal trips; in those cases the executive officer has fully reimbursed us for the cost of personal use of the airplane. Our executive officers are also provided with personal administrative and other services by company employees from time to time, including scheduling of personal appointments, performing personal errands, and use of company-provided drivers. We believe that the perquisites we provide our executive officers are consistent with market practices, and are reasonable and consistent with our compensation objectives.

We have also established a non-qualified deferred compensation plan for our senior employees, including our executive officers. The plan allows participants to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. We believe this plan is an important retention and recruitment tool because it helps facilitate retirement savings and financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide a similar plan to their key employees.

Discussion of Executive Officer Compensation Decisions

Assessment of Company Performance

The committee generally sets the base salaries of, and makes long-term incentive awards to, the executive officers in February of each year. In making these decisions, the committee references our company performance primarily by comparing our sales growth, net income growth and total shareholder return over the preceding three-year period to the same measures for the restaurant peer group described above. In February 2012, the committee referred to these performance measures, as set forth in the “Executive Summary” above. This assessment of company performance is only one factor used by the committee in making compensation decisions, as described in more detail below, but does play a significant role in the committee’s decision-making, consistent with our pay-for-performance philosophy. Because of our strong performance in 2011 and prior years relative to market-wide performance in our industry, the committee generally set compensation levels for our executive officers for 2012 in the upper end of the ranges that the committee believed to be appropriate for each executive officer.

Base Salaries

To set base salary levels for 2012 for our executive officers, the committee considered the existing base salary of each officer, as well as each officer’s contribution level and effectiveness in his role, and the range of base salaries at our peer companies. As a result of our strong performance in 2011 and prior years as compared to the restaurant peer group as described above under “—Assessment of Company Performance,” and additionally based on the committee’s subjective determinations as to each officer’s individual performance and contribution to our significant growth, the committee made a determination to increase each executive’s base salary. The committee set Mr. Ells’s 2012 base salary at $1,400,000, Mr. Moran’s at $1,200,000, Mr. Hartung’s at $606,528, Mr. Blessing’s at $400,680, and Mr. Crumpacker’s at $359,640. The difference in the base salaries of Mr. Moran and Mr. Ells is attributable to Mr. Moran serving in the office of Co-Chief Executive Officer only since the beginning of 2009, whereas Mr. Ells has served as Chief Executive Officer since our inception. The differences in salary between the Co-Chief Executive Officers and the other executive officers are attributable to the committee’s belief in the tremendous importance of strong leadership at the chief executive officer level as well as to the level of impact of the contributions made by the Co-Chief Executive Officers to our success.

Annual Incentives—AIP Structure

The formula to determine payouts under the AIP consists of a company performance factor, a team performance factor, and an individual performance factor, each stated as a percentage by which an executive officer’s target payout amount will be adjusted to determine actual cash bonuses. The formula can be expressed as follows:

(AIP Bonus Target X Company Performance Factor) X 30% X Team Performance Factor +

(AIP Bonus Target X Company Performance Factor) X 70% X Individual Performance Factor

For our development employees (including our Chief Development Officer), the team factor is weighted at 50 percent and the individual factor is weighted at 50 percent.

In most years, each of the company, team and individual performance factors could be adjusted downward to zero based on company, team or individual performance, which could result in no AIP bonuses being paid or an individual’s AIP bonus being significantly reduced. While adjustments downward have generally been much less significant, the potential for one or more factors to be significantly reduced ensures that AIP bonuses will be significantly reduced or not paid at all if our performance falls far short of our expectations, and enables us to avoid unduly rewarding employees not contributing to our success.

We include the company performance factor in the calculation to reward participating employees when our company performs well, which we believe focuses employees on improving corporate performance and aligns the interests of our employees with those of our shareholders. We include the team performance factor to promote teamwork and to provide rewards based on the areas of the company in which a participant can make the most impact. We include the individual performance factor to emphasize individual performance and accountability. Each of these components can reduce award levels when we, one of our “team” units, or an employee participating in the AIP don’t perform well, which further promotes accountability. We believe that as a whole, this structure results in the AIP rewarding our top performers, consistent with our goal of building shareholder value.

To determine the company and team performance factors for each year, during the first quarter of the year the committee approves targeted performance levels for a number of financial or operating measures (on a company-wide basis for the company performance factor and for each of our operating regions for the team performance factor), and key initiatives for improving our company during the year. The AIP formulas are structured so that achievement at the targeted level of each financial and operating measure and achievement (as determined subjectively by the committee) of the key initiatives would result in company and team performance factors that would result in payout at 100 percent—in other words, at target. Achievement above or below the targeted financial and operating measures, and over- or under-achievement of the key initiatives as determined subjectively by the committee, results in adjustments upward or downward to the company and team performance factors, on a scale for each measure approved by the committee at the beginning of the year. The company and team performance factors to determine payouts are calculated after the conclusion of the year by referencing actual company and regional performance on each of the relevant financial and operating measures, and on the key initiatives, to the scales approved by the committee, with any adjustments that the committee deems to be appropriate to account for unforeseen factors during the year. The company performance factor and the team performance factor for most corporate-level employees, including the executive officers other than the Chief Development Officer, are capped at 150 percent. The team performance factor for most corporate-level employees, including the executive officers other than the Chief Development Officer, is the average of the regional team performance factors, subject to adjustment based on other variables considered by the committee relating to our corporate employees. The team performance factor for our Chief Development Officer is based on company-wide measures established specifically for the development department.

The individual performance factor is a function of the individual employee’s performance rating for the year. The precise individual performance factor is set from zero to 130 percent following completion of the employee’s performance review, within a range of percentages associated with the employee’s performance rating. The committee evaluates the performance of the Co-Chief Executive Officers to determine each of their individual performance factors, and approves individual performance factors for each other executive officer after considering recommendations from the Co-Chief Executive Officers, in each case based on a subjective review of each officer’s performance for the year.

The committee also sets maximums each year for the company, team and individual performance factors. The committee may, in its discretion, authorize a deviation from the parameters set for any particular performance factor in order to account for exceptional circumstances and ensure that AIP bonuses further the objectives of our compensation programs.

Annual Incentives—2012 AIP Payouts

The committee set the target annual AIP payouts for each executive officer during the first quarter of 2012, based in part by reference to the historical compensation of each officer, each officer’s performance during the year, and median target bonuses for comparable positions within the restaurant industry peer group. While the AIP parameters generally allow for maximum payouts equal to 204 percent of the target award, which the committee believes is adequate to reward achievement of outstanding results and motivate our employees to drive superior performance, the AIP parameters for development employees (including Mr. Blessing), place a greater weight on team performance and allow for a higher team performance factor. The committee approved this plan design in recognition of the coordinated group effort needed to effectively drive strong new restaurant openings, and as a result, the maximum AIP payout to development employees (including Mr. Blessing) is 248 percent of the target award.

For 2012, as with past years, the four measures the committee selected to be used in determining the company and team performance factors were income from operations (prior to accrual for AIP payouts), new restaurant average daily sales, comparable restaurant sales increases, and new restaurant weeks of operation. Targeted performance for each measure (which would result in no adjustment to the company performance factor) was set at $456.0 million for operating income, $4,350 for new restaurant average daily sales, comparable restaurant sales increases of eight percent, and 4,080 new weeks of operation. Consistent with our pay-for-performance philosophy these targets represented stretch goals, the achievement of which would have generally resulted in our financial results exceeding the base-level forecast results in our 2012 operating plan and equaling or exceeding the full-year 2012 guidance we publicly issued to investors. Performance on operating income was weighted most heavily in the computation of the company performance factor, because we believe profitability is the most important measure of our success and driver of shareholder value.

In order to provide a strong incentive towards superior performance, the adjustment scales for the company performance factor were set such that overachievement against each goal would have resulted in upward adjustments at a higher rate than the rate at which equivalent levels of underachievement would have resulted in downward adjustments.

The targeted performance and adjustments for each of these measures on a regional level, other than new restaurant weeks of operation, were used to calculate the team performance factor for corporate-level employees as well, except that the team performance factor for development employees, including Mr. Blessing, was based on eight company-wide measures specific to the development department. The regional performance targets and variance adjustments were set at the regional level consistent with the scales described above for the company performance factor. We do not disclose operating results on a region-by-region basis. The measures used for the development department’s team performance factor were new restaurant average daily sales at a similar target level to the target for the company performance factor, new restaurant development costs for Chipotle restaurants in North America, which were targeted at $798,799, 184 new restaurant openings, and measures of restaurant reinvestment costs, the number of potential restaurant sites added to our pipeline, opening of 54 A-model restaurants, and subjectively-determined key initiatives related to the department. Disclosure of the targeted new restaurant reinvestment and the number of restaurant sites added to our pipeline would subject us to competitive harm. The targeted number of restaurant sites added to our pipeline represented an expansion of our real estate pipeline to a level that would enable us to open restaurants at a higher rate than, and at a rate that we believe would allow our profit growth to exceed the profit growth of, our competitors. It would also represent an ability to capitalize on a relatively high percentage of the suitable restaurant sites that we believe become available in a given year. Targeted new restaurant reinvestment costs represented a low cost of operations that would require high quality in initial builds. As such, we believe these targets represented a challenge to our development team members, including Mr. Blessing, and although achievable, we believe meeting the targets was substantially uncertain at the time they were set.

The key initiatives targeted for 2012 were developing Restaurateurs, developing outstanding crew, increasing effectiveness of field support staff, improving restaurant throughput, treasuring every customer, and development of our future growth opportunities. The committee’s discretionary determination of our level of achievement against these initiatives results in a specified adjustment to the company performance factor, though the adjustment attributable to the key initiatives is set at a maximum of five percent in either direction, considerably less than most other metrics impacting the company performance factor.

Our actual results for 2012 exceeded the targeted operating income measure by about four percent, exceeded targeted new restaurant average daily sales by about eight percent, and exceeded targeted new weeks of operation by about four percent. Performance on these measures offset our falling short of target comparable restaurant sale increases by nearly one percentage point. As a result, 2012 AIP bonuses throughout the company were based on a company performance factor of 128 percent.

With regard to the team performance factor, exceptionally strong regional performance in most regions offset only moderate results in two regions, leading to a team performance factor of 144 percent for corporate employees (including each executive officer other than Mr. Blessing), and our strong performance with respect to new restaurant sales and new restaurant reinvestment costs led to a team performance factor of 118 percent for corporate employees in our development group (including Mr. Blessing).

The committee determined the individual performance factor for each executive officer in view of the performance we achieved versus our targets and relative to our peers during 2012, and taking into account our strong restaurant growth and continued profitability growth even as our size has increased substantially in recent years. Using its subjective assessment of each executive’s performance and overall contributions to our results and to positioning us for continued success, the committee arrived at individual performance factors that were used to calculate the final AIP payouts.

As a result of the plan design and performance determinations described above, total 2012 AIP bonus payouts to the executive officers were 143 to 172 percent of targeted bonuses. The actual bonuses paid to the executive officers under the AIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

Long-Term Incentives—SOSAR Grants During 2012

On February 6, 2012, the committee approved annual SOSAR grants to the executive officers as well as a broader population of key employees and top performers. The exercise price of the SOSARs is $371.63, the closing price of our common stock on the date the committee approved the grants.

The committee based the number of SOSARs awarded to each executive officer on its determination of company performance and each officer’s individual performance, as well as the size of SOSAR awards made to each executive officer in past years. In evaluating company performance, the committee considered our outperformance of substantially all of the companies in the restaurant industry peer group on the basis of sales growth and total shareholder return for 2011, as well as on our extremely strong performance as compared to the peer group with respect to net income growth for 2011. Evaluation of each officer’s individual performance involved a subjective assessment by the committee of each executive officer’s impact on and value to our business, as well as the individual’s position and length of tenure.

Based on these determinations, and taking into consideration the number of SOSARs awarded to each officer in recent years, the committee made a subjective determination to grant the same number of SOSARs to each officer as in past years, except that Mr. Crumpacker’s award size was increased by 2,000 shares in recognition of his continued growth in his role and his increased contributions to the officer team. In arriving at the size of SOSAR awards for 2012, the committee considered in particular that the economic value computed for these awards, which is used for the accounting expense to be recognized and the amount of compensation to be reported under the SEC’s rules in connection with the awards, would be above the top end of our restaurant industry peer group. The committee believed that to be appropriate in light of the remarkable period of profitable growth over which our executive officers have presided, and the committee’s belief that that growth was attributable substantially to the contributions of the officers. Moreover, rather than considering the value of these awards solely on the basis of the computed economic value for accounting and SEC reporting purposes (which has nothing to do with the amount of reward actually realized from the award), it is also important to consider that SOSARs reserve for the recipients a portion of the shareholder value created subsequent to receipt of the award. Because rewards from SOSARs will only be received if the stock price appreciates, they only result in realized rewards if shareholder value is created. The awards to each executive equate to the potential for each executive to share in between 0.48% (for our co-CEO’s) and 0.05% (for our Chief Development Officer and Chief Marketing Officer) of the overall value created over the term of the award, based on the percentage of total outstanding shares of common stock represented by each SOSAR award. We believe that this is an appropriate allocation of shareholder value creation as between our overall shareholder base and the executive officer team.

The committee also considered that reducing the size of the SOSAR awards as compared to awards made in previous years would effectively decrease the proportion of shareholder value creation reserved for the officers in the 2012 awards, and therefore would represent a reduction in the compensation potential of the awards at a time when the officers were driving superb company performance, which would not be consistent with the pay for performance philosophy underlying the committee’s executive compensation determinations. As a result of the committee’s analysis, it approved awards of 150,000 SOSARs to Mr. Ells and Mr. Moran, 50,000 SOSARs to Mr. Hartung, and 16,000 SOSARs to Mr. Blessing, and Mr. Crumpacker.

As with SOSARs granted in 2011 and to include an additional performance element to the SOSARs, the committee determined to impose performance vesting criteria on half of the SOSARs awarded to each executive officer. Vesting for these Performance SOSARs is contingent upon our achievement of stated levels of cumulative cash flow from operations prior to the fourth and fifth fiscal year-ends following the award date, with vesting to occur no sooner than the second and third anniversary of the grant date (with half of each Performance SOSAR subject to each such limit date). The committee believes that the cumulative cash flow from operations targets add an additional performance-based element to awards that, as discussed above, are already dependent on performance in order to return value to the recipient. This further reinforces the pay for performance philosophy on which our compensation programs are based.

Executive Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our executive officers. These guidelines are intended to ensure that our executive officers retain ownership of a sufficient amount of Chipotle stock to align their interests in a meaningful way with those of our shareholders. Alignment of our employees’ interests with those of our shareholders is a principal purpose of the equity component of our compensation program.

The ownership guidelines, reflected as a targeted number of shares to be owned, are presented below. The guidelines are reviewed for possible adjustment each year and may be adjusted by the committee at any time.

Position	# of shares
Co-Chief Executive Officers	31,000
Chief Financial Officer	7,000
Other executive officers	3,000

Shares underlying unvested restricted stock or restricted stock units count towards satisfaction of the guidelines, while shares underlying SOSARs (whether vested or unvested) and unearned performance shares do not count. Executive officers who do not meet the guidelines are allowed five years to acquire the requisite number of shares to comply. All of our executive officers meet the stock ownership guidelines. We have adopted a policy prohibiting our directors and certain employees, including all of the executive officers, from hedging their Chipotle stock ownership or pledging their shares of Chipotle stock as collateral for loans.

Tax and Other Regulatory Considerations

Code Section 162(m)

Section 162(m) of the Internal Revenue Code provides that compensation of more than $1,000,000 paid to the chief executive officer or to certain other executive officers of a public company will not be deductible for federal income tax purposes unless amounts above $1,000,000 qualify for one of several exceptions. The committee’s primary objective in designing executive compensation programs is to support and encourage the achievement of our company’s strategic goals and to enhance long-term shareholder value. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to the amount that will be fully deductible under Section 162(m). However, a substantial portion of each covered executive officer’s compensation remains deductible under Section 162(m).

We have implemented the Amended and Restated 2006 Cash Incentive Plan as an umbrella plan under which the AIP bonuses are paid in order to ensure that we can deduct the amount of the payouts from our reported income under Section 162(m). Under the 2006 plan, the committee sets maximum bonuses for each executive officer and other key employees. If the bonus amount determined under the AIP for participants in the 2006 plan is lower than the maximum bonus set under the 2006 plan, the committee has historically exercised discretion to pay the lower AIP bonus rather than the maximum bonus payable under the 2006 plan. In instances where the committee has determined to pay bonuses in excess of those determined under the AIP, such additional bonuses were paid under the 2006 plan and, in combination with AIP bonuses, were less than the maximum bonuses fixed under the 2006 plan.

The 2014 Cash Incentive Plan being proposed for approval in proposal D will, if approved, replace the 2006 plan, which will be terminated and of no further effect following the payouts for the 2013 plan year.

Accounting Rules

Various rules under generally accepted accounting principles determine the manner in which we account for equity-based compensation in our financial statements. The committee may consider the accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB Topic 718) of alternative grant proposals when determining the form and timing of equity compensation grants to our executive officers. The accounting treatment of such grants, however, is not generally determinative of the type, timing, or amount of any particular grant of equity-based compensation the committee determines to make.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The Compensation Committee.

Darlene J. Friedman, Chairperson

Patrick J. Flynn

Jeffrey B. Kindler

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Steve Ells	2012	$1,380,769	—	$15,742,500	$2,404,864	$213,163	$19,741,296
Chairman and Co-Chief	2011	$1,280,769	—	$15,286,500	$2,652,000	$172,302	$19,391,571
Executive Officer	2010	$1,180,769	$4,400,800	$5,902,500	$2,448,000	$163,801	$14,095,870

Monty Moran	2012	$1,180,769	—	$15,742,500	$2,061,312	$161,869	$19,146,450
Co-Chief Executive Officer	2011	$1,080,769	—	$15,286,500	$2,244,000	$148,458	$18,759,728
	2010	$971,154	$4,400,800	$5,902,500	$2,040,000	$135,052	$13,449,506

Jack Hartung	2012	$597,888	—	$5,247,500	$781,402	$169,267	$6,796,057
Chief Financial Officer	2011	$553,600	—	$5,095,500	$859,248	$147,656	$6,656,004
	2010	$510,385	$2,200,400	$1,967,500	$795,600	$146,654	$5,620,539

Bob Blessing (5)	2012	$394,972	—	$1,679,200	$287,207	$98,802	$2,460,181
Chief Development Officer	2011	$366,962	—	$1,630,560	$393,446	$78,987	$2,469,955
	2010	$345,192	$605,110	$629,600	$370,286	$98,415	$2,048,603

Mark Crumpacker	2012	$354,517	—	$1,679,200	$308,888	$110,995	$2,453,600
Chief Marketing Officer	2011	$328,961	—	$1,426,740	$339,660	$78,927	$2,174,288
	2010	$309,692	$605,110	$511,550	$301,860	$78,273	$1,806,485

(1)	Amounts under “Stock Awards” in 2010 represent the grant date fair value under FASB Topic 718 of performance shares awarded in 2010 and for which vesting was considered probable as of the grant date.

(2)	Amounts under “Option Awards” represent the grant date fair value under FASB Topic 718 of SOSARs awarded in the relevant year. See Note 5 to our audited consolidated financial statements for the year ended December 31, 2012, which are included in our Annual Report on Form 10-K filed with the SEC on February 8, 2013, for descriptions of the methodologies and assumptions we use to value SOSAR awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718.

(3)	Amounts under “Non-Equity Incentive Plan Compensation” represent the amounts earned under the AIP for the relevant year, as described under “Compensation Discussion and Analysis—Discussion of Executive Officer Compensation Decisions—Annual Incentives—AIP Structure” and “—2012 AIP Payouts.”

(4)	Amounts under “All Other Compensation” for 2012 include the following:

•

Matching contributions we made on the executive officers’ behalf to the Chipotle Mexican Grill, Inc. 401(K) plan as well as the Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan, in the aggregate amounts of $161,311 for Mr. Ells, $137,004 for Mr. Moran, $58,681 for Mr. Hartung, $37,037 for Mr. Blessing, and $27,780 for Mr. Crumpacker. See “Non-Qualified Deferred Compensation for 2012” below for a description of the Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan.

•

Company car costs, which include the depreciation expense recognized on company-owned cars or lease payments on leased cars (in either case less employee payroll deductions), insurance premiums, and maintenance and fuel costs, or a monthly car allowance for officers who elect under the standard terms of our company-wide company car program to receive an allowance rather than a company car. Company car costs for Mr. Ells were $26,846, for Mr. Hartung were $28,329, for Mr. Blessing were $25,737, and for each other officer were less than $25,000.

•	Housing costs, including monthly rent and utilities payments, of $32,066 for Mr. Hartung, $30,000 for Mr. Blessing, and $39,041 for Mr. Crumpacker.

•

$24,070 for Mr. Ells, $10,593 for Mr. Hartung, $24,115 for Mr. Crumpacker, and less than $10,000 for each other executive officer for reimbursement of taxes payable in connection with taxable perquisites under rules of the Internal Revenue Service.

•	Commuting expenses, which include air fare, airport parking and ground transportation relating to travel between home and our company headquarters, for Mr. Hartung totaling $36,162.

•	Legal fees and related expenses of $2,500 or less for each of Mr. Moran, Mr. Hartung and Mr. Crumpacker.

(5)	Mr. Blessing became Chief Development Officer in February 2010.

GRANTS OF PLAN-BASED AWARDS IN 2012

Name	Grant Date	Award Description	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
			Threshold ($)	Target ($)	Maximum ($)
Steve Ells	2/6/12	SOSARs				75,000	$371.63	$7,871,250
	2/6/12	Performance SOSARs				75,000	$371.63	$7,871,250
	2/6/12	AIP	$0	$1,400,000	$2,856,000

Monty Moran	2/6/12	SOSARs				75,000	$371.63	$7,871,250
	2/6/12	Performance SOSARs				75,000	$371.63	$7,871,250
	2/6/12	AIP	$0	$1,200,000	$2,448,000

Jack Hartung	2/6/12	SOSARs				25,000	$371.63	$2,623,750
	2/6/12	Performance SOSARs				25,000	$371.63	$2,623,750
	2/6/12	AIP	$0	$454,896	$927,988

Bob Blessing	2/6/12	SOSARs				8,000	$371.63	$839,600
	2/6/12	Performance SOSARs				8,000	$371.63	$839,600
	2/6/12	AIP	$0	$200,340	$495,842

Mark Crumpacker	2/6/12	SOSARs				8,000	$371.63	$839,600
	2/6/12	Performance SOSARs				8,000	$371.63	$839,600
	2/6/12	AIP	$0	$179,820	$366,833

(1)	Each executive officer was entitled to a cash award to be paid under our Amended and Restated 2006 Cash Incentive Plan, although as a matter of practice the Compensation Committee exercises discretion to pay each executive officer a lesser amount determined under the AIP as described under “Compensation Discussion and Analysis—Components of Compensation—Annual Incentives.” Amounts under Threshold reflect that no payouts would be paid under the AIP if achievement against company targets under the AIP were sufficiently below target. Amounts under Target reflect the target AIP bonus, which would have been paid to the executive officer if each of the company performance factor, team performance factor and individual performance factor under the AIP had been set at 100 percent. Amounts under Maximum reflect the AIP bonus which would have been payable had each of the company performance factor, team performance factor and individual performance factor been at the maximum level. Actual AIP bonuses paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the table labeled Summary Compensation Table above.

(2)	All equity awards are denominated in shares of common stock, and were granted under the Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan. See “Terms of 2012 Equity-Based Awards” below for a description of the vesting terms for the SOSARs and Performance SOSARs granted during 2012.

(3)	See Note 5 to our audited consolidated financial statements for the year ended December 31, 2012, which are included in our Annual Report on Form 10-K filed with the SEC on February 8, 2013, for descriptions of the methodologies and assumptions we use to value SOSAR and performance share awards pursuant to FASB Topic 718. The grant date fair value of equity awards is included in the “Stock Awards” or “Option Awards” columns of the Summary Compensation Table above for each executive officer for 2012.

Terms of 2012 Equity-Based Awards

Each SOSAR represents the right to receive shares of common stock in an amount equal to (i) the excess of the market price of the common stock at the time of exercise over the exercise price of the SOSAR, divided by (ii) the market price of the common stock at the time of exercise. The exercise price of the SOSARs, $371.63, is equal to the closing price of our common stock on the date the committee approved the grants. One half of the SOSARs granted to each officer are subject to vesting in equal amounts on the second and third anniversary of the grant date, and the remaining half are subject to vesting contingent upon our achievement of stated levels of cumulative cash flow from operations prior to the fourth and fifth fiscal year-ends following the award date, with vesting to occur no sooner than the second and third anniversary of the awards (with half of each Performance

SOSAR subject to each such time-based vesting date). Vesting of all of the SOSARs may also accelerate as described in the footnotes to the Equity Award Vesting table appearing below under “Potential Payments Upon Termination or Change-in-Control.” We filed the form of SOSAR Agreements for these grants as an exhibit to our Quarterly Report on Form 10-Q filed with the SEC on April 20, 2012.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Steve Ells	—	75,000	(1)	$103.79	2/16/2017	10,000	(2)	$2,974,600	(3)
	—	75,000	(4)	$268.73	2/11/2018
	—	75,000	(5)	$268.73	2/11/2018
	—	75,000	(6)	$371.63	2/6/2019
	—	75,000	(7)	$371.63	2/6/2019

Monty Moran	—	75,000	(1)	$103.79	2/16/2017	10,000	(2)	$2,974,600	(3)
	—	75,000	(4)	$268.73	2/11/2018
	—	75,000	(5)	$268.73	2/11/2018
	—	75,000	(6)	$371.63	2/6/2019
	—	75,000	(7)	$371.63	2/6/2019

Jack Hartung	—	25,000	(1)	$103.79	2/16/2017	5,000	(2)	$1,487,300	(3)
	—	25,000	(4)	$268.73	2/11/2018
	—	25,000	(5)	$268.73	2/11/2018
	—	25,000	(6)	$371.63	2/6/2019
	—	25,000	(7)	$371.63	2/6/2019

Bob Blessing	—	8,000	(1)	$103.79	2/16/2017	1,375	(2)	$409,008	(3)
	—	8,000	(4)	$268.73	2/11/2018
	—	8,000	(5)	$268.73	2/11/2018
	—	8,000	(6)	$371.63	2/6/2019
	—	8,000	(7)	$371.63	2/6/2019

Mark Crumpacker	6,500	6,500	(1)	$103.79	2/16/2017	1,375	(2)	$409,008	(3)
	—	7,000	(4)	$268.73	2/11/2018
	—	7,000	(5)	$268.73	2/11/2018
	—	8,000	(6)	$371.63	2/6/2019
	—	8,000	(7)	$371.63	2/6/2019

(1)	SOSARs vested in full on February 16, 2013.

(2)	Represents shares issuable under the 2010 performance share awards, assuming achievement at the threshold level of cumulative total cash flow from operations through September 30, 2013.

(3)	Based on the closing stock price of our common stock on December 31, 2012 of $297.46 per share.

(4)	One half of these SOSARs vested on February 11, 2013; the remaining half will vest on February 11, 2014, subject to potential accelerated vesting as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control.”

(5)	Vesting of these Performance SOSARs is contingent upon our achievement of stated levels of cumulative cash flow from operations prior to the fourth and fifth fiscal year-ends following the award date, with vesting to occur no sooner than February 11, 2013 and 2014 (with half of each Performance SOSAR subject to each such time-based vesting date). Half of these Performance SOSARs vested in full on February 11, 2013. Vesting of the remaining unvested Performance SOSARs may accelerate as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control.”

(6)	These SOSARs will vest in equal amounts on February 6, 2014 and 2015, subject to potential accelerated vesting as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control.”

(7)	Vesting of these Performance SOSARs is contingent upon our achievement of stated levels of cumulative cash flow from operations prior to the fourth and fifth fiscal year-ends following the award date, with vesting to occur no sooner than February 6, 2014 and 2015 (with half of each Performance SOSAR subject to each such time-based vesting date). Vesting of these Performance SOSARs may accelerate as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control.”

OPTION EXERCISES AND STOCK VESTED IN 2012

The following table provides summary information about SOSARs exercised by our executive officers during 2012 and shares of restricted stock that vested during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Steve Ells	150,000	$46,907,200	—	—
Monty Moran	176,000	$55,453,580	—	—
Jack Hartung	77,300	$24,657,145	—	—
Bob Blessing	20,000	$6,202,080	—	—
Mark Crumpacker	10,000	$3,302,200	13,600	$4,593,264

(1)	Based on the amount by which the closing price of our common stock on the date of exercise exceeded the exercise price of the SOSARs.

(2)	Based on the closing price of our common stock on the date of vesting.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2012

The Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan permits eligible management employees who elect to participate in the plan, including our executive officers, to make contributions to deferral accounts once the participant has maximized his or her contributions to our 401(k) plan. Contributions are made on the participant’s behalf through payroll deductions from 1 percent to 50 percent of the participant’s monthly base compensation, which are credited to the participant’s “Supplemental Account,” and from 1 percent to 100 percent of awards under the AIP, which are credited to the participant’s “Deferred Bonus Account.” We also match contributions at the rate of 100 percent on the first 3 percent of compensation contributed and 50 percent on the next 2 percent of compensation contributed. Amounts contributed to a participant’s deferral accounts are not subject to federal income tax at the time of contribution. Amounts credited to a participant’s deferral accounts fluctuate in value to track a variety of available investment choices selected by the participant (which may be changed by the participant at any time), and are fully vested at all times following contribution.

Participants may elect to receive distribution of amounts credited to either or both of the participant’s Supplemental Account or Deferred Bonus Account, in either (1) a lump sum amount paid from two to six years following the end of the year in which the deferral is made, subject to a one-time opportunity to postpone such lump sum distribution, or (2) a lump sum or installment distribution following termination of the participant’s service with us, with installment payments made in accordance with the participant’s election on a monthly, quarterly or annual basis over a period of up to 15 years following termination, subject to a one-time opportunity to change such distribution election within certain limitations. Distributions in respect of one or both of a participant’s deferral accounts are subject to federal income tax as ordinary income in the year the distribution is made.

Amounts credited to participants’ deferral accounts are unsecured general obligations of ours to pay the value of the accounts to the participants at times determined under the plan.

The table below presents contributions by each executive officer, and our matching contributions, to the Supplemental Deferred Investment Plan during 2012, as well as each executive officer’s earnings under the plan and ending balances in the plan on December 31, 2012.

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings/(Losses) in Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (4)
Steve Ells	$189,139	$151,311	$60,856	$182,243	$1,034,977
Monty Moran	$371,935	$127,004	$145,239	$133,790	$1,396,877
Jack Hartung	$706,068	$56,485	$32,641	—	$3,015,897
Bob Blessing	$198,135	$27,037	$33,912	—	$524,218
Mark Crumpacker	$38,359	$17,780	$2,111	—	$58,251

(1)	These amounts are reported in the Summary Compensation Table as part of each executive’s “Salary” for 2012.

(2)	These amounts are reported in the Summary Compensation Table as part of each executive’s “All Other Compensation” for 2012.

(3)	These amounts are not reported as compensation in the Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.

(4)	These amounts include amounts previously reported in the Summary Compensation Table as “Salary” or “All Other Compensation” for years prior to 2012 (ignoring for purposes of this footnote any investment losses on balances in the plan), in the following aggregate amounts: $849,462 for Mr. Ells, $914,082 for Mr. Moran, $1,799,559 for Mr. Hartung, and $217,960 for Mr. Blessing.

McDonald’s Excess Non-Qualified Plan and Non-Qualified Supplemental Plan

Prior to our separation from McDonald’s in October 2006, our executive officers and other key employees were permitted to participate in non-qualified deferred compensation plans maintained by McDonald’s. These plans provided substantially similar benefits to participants as our Supplemental Deferred Investment Plan, except that the investment and distribution options in the McDonald’s plans are different than those in our plan. Effective with our separation from McDonald’s, our employees’ service with McDonald’s was deemed to have terminated, and the balances in these plans were distributed in accordance with each participant’s distribution elections. Our employees are no longer permitted to contribute to these plans, but the balances remaining in the plans in respect of our executive officers are attributable in part to service as one of our employees.

The table below presents, for Mr. Hartung, our only executive officer with a balance remaining in any McDonald’s non-qualified deferred compensation plan, his aggregate earnings under and aggregate withdrawals from the McDonald’s plans during 2012, as well as his aggregate ending balance in the plans as of December 31, 2012.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (2)
Jack Hartung	—	—	$62,221	$332,769	$1,318,751

(1)	This amount is not reported as compensation in the Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.

(2)	This amount includes amounts previously reported in the Summary Compensation Table as “Salary” or “All Other Compensation” for 2006 (ignoring for purposes of this footnote any investment losses on balances in the plans), in the amounts of $140,647.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have not entered into written employment, change-in-control, severance or similar agreements with any of our employees, including our executive officers. Accordingly, we do not have any written agreements requiring that we make post-employment severance payments to the executive officers in the event their employment terminates. In addition, payouts under the AIP are conditioned on the employee being employed as of the end of the year for which the payout relates. We have in the past paid severance to executives or other key employees who have left us, and we may negotiate individual severance arrangements with any executive officer whose employment with us terminates, depending on the circumstances of the executive’s termination.

The terms of the equity-based awards made to our executive officers do provide for post-employment benefits in certain circumstances. The table below reflects the dollar value, based on the closing price of our common stock on December 31, 2012, of the amount of each listed type of equity award which would have been realizable by each executive officer (including as a result of acceleration of vesting) had the executive’s employment terminated as of December 31, 2012 for the reasons identified in the table.

Potential Amounts Realizable Upon Termination Under Equity Awards

Name	Involuntary Termination (1)	Voluntary Resignation (1)	Retirement (2)	Qualifying Termination Following Change in Control (3)	Death/ Disability (4)
Steve Ells
SOSARs (5)	—	—	N/A	$18,834,750	$18,834,750
Performance Shares	—	—	N/A	$5,949,200	$4,336,372
Total	$0	$0	N/A	$24,783,950	$23,171,122

Monty Moran
SOSARs (5)	—	—	N/A	$18,834,750	$18,834,750
Performance Shares	—	—	N/A	$5,949,200	$4,336,372
Total	$0	$0	N/A	$24,783,950	$23,171,122

Jack Hartung
SOSARs (5)	—	—	$5,560,000	$6,278,250	$6,278,250
Performance Shares	—	—	$2,168,186	$2,974,600	$2,168,186
Total	$0	$0	$7,728,186	$9,252,850	$8,446,436

Bob Blessing
SOSARs (5)	—	—	$1,779,200	$2,009,040	$2,009,040
Performance Shares	—	—	$596,407	$818,015	$596,407
Total	$0	$0	$2,375,607	$2,827,055	$2,605,447

Mark Crumpacker
SOSARs (5)	—	—	N/A	$1,661,075	$1,661,075
Performance Shares	—	—	N/A	$818,015	$596,407
Total	$0	$0	N/A	$2,479,090	$2,257,482

(1)	Assumes the absence of a change in control as described in further detail in footnote 3 below.

(2)	Certain outstanding equity awards provide that the holder is eligible for retirement when the employee reaches a combined age and years-of-service with us (and with McDonald’s Corporation unless there was a break in service prior to joining us from McDonald’s) of 70. Of the executive officers, only Mr. Hartung and Mr. Blessing are eligible for retirement.

In the event the employment of a holder of SOSARs terminates as a result of the holder’s retirement, provided we receive six months’ prior written notice of the retirement and the holder executes an agreement not to engage in any competitive activity with us for a period of at least two years following retirement, service-based vesting conditions on the SOSARs are deemed satisfied immediately. In such event, SOSARs subject to performance conditions remain outstanding and subject to vesting based on achievement of the performance conditions, and SOSARs without performance conditions are immediately vested. All such SOSARs remain outstanding and exercisable (following vesting) for the original duration of the SOSAR. The amounts reflected in the table as realizable upon retirement in respect of SOSARs does not reflect any amounts in respect of SOSARs with performance conditions due to the ongoing vesting conditions that would be in effect at the time of retirement.

In the event the employment with us of a holder of performance shares terminates as a result of the holder’s retirement, the performance shares will be paid out on the payout date, with the number of shares issuable to be based on actual performance over the performance period and pro-rated in an amount equal to the period of the holder’s service with us following the grant of the award as a percentage of the time period from the grant of the award until the end of the performance period. The amounts reflected in the table as realizable in respect of the performance shares as a result of the retirement of the retirement-eligible officers assumes that the performance shares actually paid out at target.

(3)	The award agreements for SOSARs provide that in the event of a change in control under our 2011 Stock Incentive Plan, unless the SOSARs are replaced with an award meeting the criteria described below under “—Equity Award Vesting Upon Change in Control,” the SOSARs immediately vest. One of the provisions required to be included in a replacement award in order to avoid vesting of the SOSARs immediately upon occurrence of a change in control is that the replacement award must provide that if the employment of the holder is terminated without cause or by the holder for good reason, in each case as defined in the plan, the award will vest.

A change in control would generally be deemed to occur under the plan in the event any person or group acquires shares of our common stock representing greater than 25 percent of the combined voting power of our outstanding common stock, or in the event our current directors, or persons we nominate to replace current directors, do not constitute at least a majority of our Board, or in the event of certain mergers, liquidations, or sales of substantially all of our assets by us.

The award agreement for our outstanding performance shares provides that in the event of a change in control under the plan that also constitutes a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” under applicable U.S. Treasury Regulations, the performance shares remain outstanding and vesting will accelerate (with payout at target level performance) in the event the employment of the holder is terminated without cause or by the holder for good reason within two years following the change in control. In the event of a change in control under the plan that also constitutes a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” under applicable U.S. Treasury Regulations, unless the performance shares are replaced with an award meeting the criteria described below under “—Equity Award Vesting Upon Change in Control,” the performance shares immediately vest at target level performance. One of the provisions required to be included in a replacement award in order to avoid vesting of the performance shares immediately upon occurrence of such a change in control is that the replacement award must provide that if the employment of the holder is terminated without cause or due to death or disability of the holder, or by the holder for good reason, in each case as defined in our 2011 Stock Incentive Plan, the award will vest.

(4)	In the event the employment with us of a holder of SOSARs granted prior to 2012, or a holder of SOSARs without performance conditions granted in 2012, terminates as a result of the holder’s death or disability (that is, a medically diagnosed permanent physical or mental inability to perform his or her job), all of the holder’s unvested SOSARs will vest and become immediately exercisable, and will remain outstanding and exercisable for a period of three years following the holder’s death or disability.

In the event the employment with us of a holder of SOSARs granted in 2012 subject to performance conditions terminates as a result of the holder’s death or disability, service-based vesting conditions on such SOSARs are deemed satisfied immediately. In such event, the SOSARs remain outstanding and subject to vesting based on achievement of the performance conditions, with vesting to be prorated for the time period of the holder’s service prior to death and disability as a proportion of the period from the grant date to the satisfaction of the performance condition. The amounts reflected in the table as realizable upon death or disability in respect of SOSARs does not reflect any amounts in respect of SOSARs with performance conditions due to the ongoing vesting conditions that would be in effect at the time of the holder’s death or disability.

In the event the employment with us of a holder of performance shares terminates as a result of the holder’s death or disability, the performance shares will be paid out on the payout date, with the number of shares issuable to be based on actual performance over the performance period and pro-rated in an amount equal to the period of the holder’s service with us following the grant of the award as a percentage of the time period from the grant of the award until the end of the performance period. The amounts reflected in the table as realizable in respect of the performance shares as a result of the death or disability of each executive officer assumes that the performance shares actually paid out at target.

(5)	The dollar values reflected in the table are based on the excess of the closing price of our common stock on December 31, 2012 over the exercise price of the applicable SOSARs.

Equity Award Vesting Upon Change in Control

In addition to the provisions described above relating to equity-based awards for which vesting may accelerate in connection with a termination of the holder’s employment following certain changes in control of Chipotle, our outstanding SOSARs and performance shares have provisions providing for the immediate acceleration of vesting in connection with certain changes in control in some circumstances, as described in more detail below.

SOSARs

The award agreement for outstanding SOSARs provides that in the event of a change in control under our 2011 Stock Incentive Plan, any unvested SOSARs will automatically vest as of the date of the change in control, unless the SOSARs are replaced with an award meeting the following criteria:

•	the replacement award must be denominated in securities listed on a national securities exchange;

•

the replacement award must have a value equal to the SOSARs being replaced, including an aggregate exercise price equal to the aggregate exercise price of such SOSARs, an aggregate spread equal to the aggregate spread of such SOSARs as determined immediately prior to the relevant change in control, and a ratio of exercise price to the fair market value of the securities subject to such replacement award that is equal to the ratio of exercise price of such SOSARs to the price of our common stock at the time of the change in control;

•

the vesting date(s) of the replacement award must be the same as the vesting date(s) of the performance-contingent restricted stock, subject to full acceleration of vesting of the replacement award in the event that the holder’s employment is terminated by the surviving or successor entity without cause or by the holder for good reason, in each case as defined in the plan; and

•

the replacement award must provide for immediate vesting upon any transaction with respect to the surviving or successor entity (or parent or subsidiary company thereof) of substantially similar character to a change in control as defined in the plan, or upon the securities constituting such replacement award ceasing to be listed on a national securities exchange.

In the event of a change in control under the plan as of December 31, 2012, if SOSARs outstanding on that date were not replaced with replacement awards meeting the criteria specified above, the executive officers would have had vesting accelerated on awards with the following dollar values as of that date:

Executive Officer	Value of Vested Award
Steve Ells	$18,834,750
Monty Moran	$18,834,750
Jack Hartung	$6,278,250
Bob Blessing	$2,009,040
Mark Crumpacker	$1,661,075

Performance Shares

The award agreement for our outstanding performance share awards provides that in the event of a change in control under our 2011 Stock Incentive Plan that also constitutes a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” under applicable U.S. Treasury Regulations, the performance share awards remain outstanding and vesting will only accelerate in the event the employment of the holder is terminated without cause or by the holder for good reason within two years following the change in control.

In the event of a change in control under the plan that also constitutes a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” under applicable U.S. Treasury Regulations, the performance share awards immediately vest unless they are replaced with an award meeting the following criteria:

•	the replacement award must consist of securities listed on a national securities exchange;

•

the replacement award must have a value equal to the value of the unvested performance share award assuming the target level of performance, calculated as if each unvested share were exchanged for the consideration (including all stock, other securities or assets, including cash) payable for one share of common stock in the change in control transaction;

•

the vesting date of the replacement award must be September 30, 2013, subject to full acceleration of vesting of the replacement award in the event that the holder’s employment is terminated by the surviving or successor entity without cause or by the holder for good reason, in each case as defined in the plan, or the holder’s employment terminates due to the holder’s medically diagnosed permanent physical or mental inability to perform his or her job duties; and

•

the replacement award must provide for immediate vesting upon any transaction with respect to the surviving or successor entity (or parent or subsidiary company thereof) of substantially similar character to a change in control as defined in the plan, or the securities constituting such replacement award ceasing to be listed on a national securities exchange.

In the event of such a change in control under the plan as of December 31, 2012, if the outstanding performance share awards were not replaced with a replacement award meeting the criteria specified above, the executive officers would have had vesting accelerated on awards with the following dollar values as of that date:

Executive Officer	Value of Vested Award
Steve Ells	$5,949,200
Monty Moran	$5,949,200
Jack Hartung	$2,974,600
Bob Blessing	$818,015
Mark Crumpacker	$818,015

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and holders of greater than 10 percent of our outstanding common stock to file initial reports of their ownership of our equity securities and reports of changes in ownership with the SEC. Based solely on a review of the copies of such reports furnished to us and written representations from our officers and directors, we believe that all Section 16(a) filing requirements were complied with on a timely basis in 2012, except that we erroneously filed a Form 4 late to report withholding of shares of common stock to cover tax obligations in connection with the vesting of a stock award for Mr. Crumpacker.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Sequence LLC

Mark Crumpacker, our Chief Marketing Officer, served as Creative Director for Sequence, LLC, a strategic design and marketing consulting firm he co-founded in 2002, prior to joining us in January 2009. Sequence provided us with a variety of marketing consulting services during 2011 under a master services agreement, and we expect to continue to work with Sequence during 2013. Sequence has issued Mr. Crumpacker a promissory note in connection with his separation from them, has agreed to license certain intellectual property from him, and he also retained a call right to purchase a minority interest in Sequence at any time prior to 2013, which is now expired. We paid Sequence a total of $299,389 in fees during 2012, and $ • in fees in the first two months of 2013.

Registration Rights

Prior to our initial public offering, certain of our current shareholders, including Steve Ells, our Chairman and Co-Chief Executive Officer, Monty Moran, our Co-Chief Executive Officer and member of our Board of Directors, and Albert S. Baldocchi and Darlene J. Friedman, members of our Board, entered into a registration rights agreement with us relating to shares of common stock they held at the time the agreement was executed. Under the agreement, these directors are entitled to piggyback registration rights with respect to registration statements we file under the Securities Act of 1933, as amended, subject to customary restrictions and pro rata reductions in the number of shares to be sold in an offering. We would be responsible for the expenses of any such registration.

Director and Officer Indemnification

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our company, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

OTHER BUSINESS AND MISCELLANEOUS

The Board and our management do not know of any other matters to be presented at the annual meeting. If other matters do properly come before the annual meeting, it is intended that the persons named in the accompanying proxy vote the proxy in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2014 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules.

Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2014 annual meeting of shareholders pursuant to SEC Rule 14a-8 must be received by us no later than November 27, 2013, unless the date of our 2014 annual meeting is more than 30 days before or after May 17, 2014, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. All proposals should be addressed to Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, CO 80202, Attn: Corporate Secretary.

Bylaw Requirements for Shareholder Submission of Nominations and Proposals.

A shareholder nomination of a person for election to our Board of Directors or a proposal for consideration at our 2014 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposals included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or nomination must be received by our corporate Secretary at the above address no earlier than the close of business on January 17, 2014, and no later than the close of business on February 16, 2014, unless the date of the 2014 annual meeting is more than 30 days before or 60 days after May 17, 2014. If the date of the 2014 annual meeting is more than 30 days before or 60 days after May 17, 2014, we must receive the proposal or nomination no earlier than the 120th day before the meeting date and no later than the 90th day before the meeting date, or if the date of the meeting is announced less than 100 days prior to the meeting date, no later than the tenth day following the day on which public disclosure of the date of the 2014 annual meeting is made.

AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES, CODE OF CONDUCT, CODES OF ETHICS AND COMMITTEE CHARTERS

Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports filed with the SEC, our Code of Conduct, Codes of Ethics, Corporate Governance Guidelines, the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10 percent of the outstanding shares of either class of our common stock are posted on and may be obtained on the Investors page of our website at www.chipotle.com without charge, or may be requested (exclusive of exhibits), at no cost by mail to Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, CO 80202, Attn: Corporate Secretary.

DELIVERY OF MATERIALS TO SHAREHOLDERS WITH SHARED ADDRESSES

Beneficial holders who own their shares through a broker, bank or other nominee and who share an address with another such beneficial owner are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact Chipotle investor relations by phone at (303) 222-2552, by writing to Investor Relations, Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, Colorado, or by email to ir@chipotle.com.

MISCELLANEOUS

If you request physical delivery of these proxy materials, we will mail along with the proxy materials our 2012 Annual Report, including our Annual Report on Form 10-K for fiscal year 2012 (and the financial statements included in that report) as filed with the SEC; however, it is not intended that the Annual Report or Form 10-K be a part of the proxy statement or a solicitation of proxies.

You are respectfully urged to enter your vote instruction via the Internet as explained on the Notice of Internet Availability of Proxy Materials that was mailed to you, or if you are a holder of record and have received a proxy card, via telephone as explained on the proxy card. We will appreciate your prompt response.

By order of the Board of Directors

/s/ Monty Moran
Co-Chief Executive Officer, Secretary and Director

March 27, 2013

Annex A

CHIPOTLE MEXICAN GRILL, INC.

2014 CASH INCENTIVE PLAN

Section 1. Purpose.

The purpose of the 2014 Cash Incentive Plan (the “Plan”) is to promote the interests of Chipotle Mexican Grill, Inc. (“Chipotle”) and its subsidiaries (collectively the “Company”) by providing eligible key employees of the Company with incentive to assist the Company in meeting and exceeding its business goals. The Plan provides opportunities for Participants (as defined in Section 3 below) to earn financial rewards for their role in assisting Chipotle to meet its annual performance targets. Awards (as defined in Section 5 below) under the Plan are based on the Company achieving the Performance Goal (as defined in Section 5). The Plan will cover each fiscal year of Chipotle beginning with its 2014 fiscal year. Each such fiscal year is referred to herein as a “Performance Period.”

Section 2. Administration.

(a) The Plan shall be administered by the Executive Compensation Committee (the “Committee”) of the Board of Directors of Chipotle (the “Board”) from among its members and shall be comprised of not fewer than two members who are intended to qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder.

(b) The Committee shall have broad authority to grant and administer Awards under the Plan and may, subject to the provisions of the Plan, establish, adopt or revise rules and regulations relating to the Plan or take such actions as it deems necessary or advisable for the proper administration of the Plan. The Committee shall have the authority to interpret and make decisions under the Plan in its sole discretion including but not limited to determining whether the Performance Goal and other conditions that are a prerequisite to earning an Award have been met and exercising discretion to reduce or eliminate the amount to be provided as an incentive payment hereunder. Any decision or interpretation by the Committee hereunder shall be final and conclusive for all purposes and binding upon all Participants or former Participants and their successors in interest.

(c) Neither the Committee nor any member of the Committee shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Committee shall be entitled to indemnification and reimbursement by Chipotle in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law.

Section 3. Eligibility.

Awards may be granted to officers, executive directors and key employees of the Company who are selected for participation in the Plan by the Committee. The Committee shall select in writing who shall receive an Award with respect to a Performance Period within 90 days after the beginning of such Performance Period. A qualifying employee selected by the Committee to participate in the Plan shall be a “Participant” with respect to such Performance Period. Provided the Committee determines that the Company has met the Performance Goal for the Performance Period as set forth under Section 5 below and all other eligibility requirements are met, the following guidelines will be used to determine Participants’ incentive award eligibility. Awards are not guaranteed and will not be paid unless the Performance Goal is met and the Committee authorizes the payment of an incentive payment hereunder.

Each employee whose employment terminates prior to the end of a Performance Period will not be eligible to receive an incentive award under the Plan for that Performance Period. Notwithstanding the foregoing, if a Participant’s employment is terminated due to retirement with Board’s consent, permanent disability or death before the end of a Performance Period, the Committee may, in its sole discretion, provide a prorated incentive award based on the number of days the Participant was employed by the Company during such Performance Period; provided, however, that no prorated incentive will be paid unless all of the applicable requirements set forth in the Plan are met, including without limitation that the Committee determines that the Performance Goal for the applicable Performance Period has been met and authorizes the payment of incentive awards. If the employment of a Participant terminates during a Performance Period for any other reason, no incentive award will be paid to the Participant for that Performance Period.

Section 4. Compliance Requirements.

A Participant must comply with all applicable state and federal regulations and Company policies (collectively, the “Compliance Requirements”) in order to be eligible to receive an incentive award under the Plan. A Participant whose employment is terminated after the end of a Performance Period, but before incentive awards for such Performance Period are paid, due to violating any of the Compliance Requirements or other reasons involving cause will not be eligible to receive an incentive award for such Performance Period.

Section 5. Performance Goal.

The Committee may grant performance-based awards (“Awards”) to Participants with respect to a Performance Period beginning on or after January 1, 2014 subject to the terms and conditions of the Plan. Each Award shall provide that the Performance Goal is the Company’s achievement of positive Operating Income (as defined below) for the then current Performance Period. For purposes of the Plan, “Operating Income” means, with respect to a Performance Period, operating income as presented in Chipotle’s consolidated audited financial statements, excluding (i) restructuring and/or other nonrecurring charges; (ii) exchange rate effects, as applicable, for non-US dollar denominated net sales and operating earnings; (iii) the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) the effects to any statutory adjustments to corporate tax rates and (v) the impact of any “extraordinary items” as determined under generally accepted accounting principles. In the manner required by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial and other information for a particular Performance Period becomes available, certify whether or not the Performance Goal has been achieved.

Section 6. Payment.

If the Committee has determined that the Company has attained the Performance Goal for a Performance Period, the amount payable under the Award for that Performance Period shall be $8,000,000 provided, however, that the Committee may in its sole discretion exercise discretion to reduce or eliminate the amount payable to any Participant based on such factors as the Committee may deem appropriate; including a manner consistent with corporate and individual performance as measured under Chipotle’s annual performance-based cash incentive program for all of our full-time regional and corporate employees. In no event may the Committee increase the amount of any Award payable to any Participant above $8,000,000 for a Performance Period. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants, including taking into account individual performance. Awards shall be settled in cash or, in the Committee’s sole discretion, in shares of Chipotle’s common stock from the Amended and Restated Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan or other Chipotle equity compensation plan that has been approved by shareholders. The Company shall pay Awards as soon as administratively practical following certification that the Performance Goal for a Performance Period has been met as provided under Section 5 above and the determination of the actual incentive amounts after the exercise of any discretion under this Section 6, but in no event more than two and one half months following the end of the Performance Period to which such certification relates except as provided under Section 7 below.

Section 7. Forfeiture and Recovery for Misconduct.

(a) Right of Recovery. Notwithstanding any other provision of the Plan to the contrary, if the Board (or its authorized designee) determines during the Recovery Period (as defined below) that a Participant has engaged in Misconduct (as defined below), the Board, subject to the limitations set forth in this Section 7, may in its sole discretion

(i) terminate such Participant’s participation in the Plan, or with respect to any Award under the Plan, and treat any outstanding Award as forfeited

(ii) require forfeiture, in whole or in part, of payment of any Award that has been previously approved for payment under the Plan which remains in whole or in part unpaid, and/or

(iii) demand that the Participant pay to Chipotle in cash the amount described in Section 7(d) below; provided, however, that in the event the Board determines during the Recovery Period that the Participant engaged in Misconduct as described in clause (iv) of the definition of Misconduct) (“Restatement Misconduct”), the Board shall in all circumstances, in addition to any other recovery action taken, require forfeiture and demand repayment pursuant hereto.

(b) Recovery Period. “Recovery Period” for purposes of this Section 7 means

(i) if the Misconduct relates to Restatement Misconduct, or the Misconduct consists of acts or omissions relating to the Company’s financial matters that in the discretion of the Board are reasonably unlikely to be discovered prior to the end of the Performance Period in which the Misconduct occurred and the completion of the outside audit of the Company’s annual financial statements, the period during which the Participant is employed by the Company and the period ending two years after the Participant’s last day of employment,

(ii) if the Misconduct relates to the breach of any agreement between the Participant and the Company, the term of the agreement and the period ending one year following the expiration of such agreement, and

(iii) in all other cases, the period during which the Participant is employed by the Company and the period ending one year after the Participant’s last day of employment.

If during the Recovery Period the Board gives written notice to the Participant of potential Misconduct, the Recovery Period shall be extended for such reasonable time as the Board may specify is appropriate for it to make a final determination of Misconduct and seek enforcement of any of its remedies described above. The Company’s rights pursuant to this Section 7 shall terminate on the effective date of a Change in Control (as defined in the Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan) and no Recovery Period shall extend beyond that date except with respect to any Participant for which the Board prior to such Change in Control gave written notice to such Participant of potential Misconduct.

For purposes of administratively enforcing its rights under this Section 6, during any period for which potential Misconduct has been identified by the Company, the Board may suspend such Participant’s participation in the Plan, or with respect to any Award, or temporarily withhold, in whole or in part, payment of any Award that has been previously approved for payment that remains in whole or in part unpaid.

(c) Definition of Misconduct.

“Misconduct,” as determined by the Company (which determination shall be conclusive), shall mean:

(i) material breach by the Participant of any provision of any employment, consulting, advisory, proprietary information, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and the Company,

(ii) Violation by the Participant of the Code of Conduct,

(iii) the Participant’s engagement in intentional deceitful act(s) that results in (A) an improper personal benefit, or (B) injury to Chipotle or any of its subsidiaries or affiliates; or

(iv) The Participant’s engagement in fraud or willful misconduct (not acting in good faith or with reasonable belief that conduct was in the best interests of Chipotle or its subsidiaries or affiliates) that significantly contributes to Chipotle preparing a material financial restatement, other than a restatement of financial statements that became materially inaccurate because of revisions to generally accepted accounting principles.

(d) Amount of Recovery. With respect to Misconduct described in clause (i) of the definition of Misconduct (breach of agreement) and clause (ii) of such definition (violation of Code of Conduct), and in addition to its right to effect a termination of participation and a forfeiture of outstanding Awards under the Plan, the Board may recover from the Participant the amount of any payments made to the Participant under the Plan during the last 12 months of employment with the Company. With respect to Misconduct described in clause (iii) of the definition of Misconduct (intentional deceitful acts), and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under the Plan, the Board may recover from the Participant the greater of (1) the amount paid to the Participant with respect to any Award made under the Plan with a fiscal year that includes any period during which the Misconduct occurred, or with a fiscal year which was directly impacted by the Misconduct, or (2) the amount determined by the Board in its sole discretion to represent the financial impact of the Misconduct upon the Company; provided, however, that such recovery amount shall be reduced by the value of any forfeited outstanding awards under the Plan (value to be reasonably determined by the Committee) and any amounts recovered from the Participant under the Company’s cash bonus plans and other short term or long term incentive plans as a result of such Misconduct. With respect to Restatement Misconduct, and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under the Plan, the Board shall seek to recover the entire amount paid to the Participant with respect to any award made under the Plan in the twenty-four (24) month period following the first public issuance of the financial statements that are the subject of an accounting restatement relating to the Misconduct. The term “recover” or “recovered” shall include, but shall not be limited to, any right of set-off, reduction, recoupment, off-set, forfeiture, or other attempt by Chipotle to withhold or claim payment of an award or any proceeds thereof. Chipotle’s right of forfeiture and recovery of awards shall not limit any other right or remedy available to Chipotle with respect to a Participant’s Misconduct, whether in law or equity, including but not limited to injunctive relief, terminating the Participant’s employment with Chipotle, or taking other legal action against the Participant.

The amount that may be recovered under this Section 7 shall be determined on a gross basis without reduction for taxes paid or payable by a Participant.

Section 8. Dodd-Frank Clawback.

Notwithstanding any other provision of the Plan to the contrary, in order to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto (collectively, the “Clawback Requirements”), if Chipotle is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirements under the securities laws, then the Participant shall return to Chipotle, or forfeit if not yet paid, the amount of any payment received with respect to an Award under the Plan during the three-year period preceding the date on which Chipotle is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to the Participant under the accounting restatement as determined by the Committee in accordance with the Clawback Requirements and any policy adopted by the Committee pursuant to the Clawback Requirements.

Section 9. General Provisions.

(a) No Rights to Awards or Continued Employment. No employee of the Company shall have any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken under the Plan shall be construed as giving any employee any right to be retained by the Company.

(b) No Limits on Other Awards and Plans. Nothing contained in the Plan shall prohibit the Company from establishing other special awards or compensation plans providing for the payment of compensation to employees of the Company, including any Participants.

(c) Withholding Taxes. The Company shall deduct from all payments and distributions under the Plan any required federal, state or local governments tax withholdings.

(d) Rights are Non-Assignable. A Participant nor any beneficiary nor any other person shall have any right to assign the right to receive payments hereunder, in whole or in part, which payments are non-assignable and non-transferable, whether voluntarily or involuntarily.

(e) Unfunded Status of Plan. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

(f) Effective Date; Amendment. The Plan shall become effective on January 1, 2014 if approved by Chipotle’s stockholders at Chipotle’s 2013 annual stockholder meeting. The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided, however, (i) any change to the Performance Goal or (ii) any alteration or amendment that requires shareholder approval in order to allow Awards under the Plan to qualify as “performance-based compensation” under Section 162(m) of the Code or to comply with other applicable laws or regulations, shall be made subject to such shareholder approval.

(g) Governing Law. The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

(h) Interpretation. The Plan is designed and intended to comply with the requirements for “performance-based compensation” under Section 162(m) of the Code and all provisions hereof shall be construed consistent with this intention.

Approved by the Board of Directors on March 14, 2013, subject to shareholder approval.

Annex B

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHIPOTLE MEXICAN GRILL, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Chipotle Mexican Grill, Inc., a corporation organized and existing under and by virtue of the DGCL (the “Corporation”), has adopted the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”):

1. The name of the Corporation is Chipotle Mexican Grill, Inc.

2. The following amendments (collectively, the “Amendment”) to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) were duly adopted by resolution of the Board of Directors of the Corporation on March 14, 2013. The Amendment was adopted by the shareholders of the Corporation at a meeting of the shareholders duly called and held on May 17, 2013.

3. The Certificate of Incorporation is hereby amended by deleting Section 1 of Article V and inserting in lieu thereof a new Section 1 of Article V to read as follows:

“Section 1. Number. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not fewer than three nor more than 20 directors (exclusive of directors referred to in the last paragraph of this Section 1), the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

From the filing and effectiveness of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”) until the election of directors at the 2014 annual meeting of shareholders (each annual meeting of shareholders, an “Annual Meeting”), pursuant to Section 141(d) of the DGCL, the Board shall be divided into three classes of directors, Class I, Class II and Class III (each class as nearly equal in number as possible), with the directors in Class I having a term expiring at the 2015 Annual Meeting, the directors in Class II having a term expiring at the 2016 Annual Meeting and the directors in Class III having a term expiring at the 2014 Annual Meeting.

Commencing with the election of directors at the 2014 Annual Meeting, pursuant to Section 141(d) of the DGCL, the Board shall be divided into two classes of directors, Class I and Class II, with the directors in Class I having a term that expires at the 2015 Annual Meeting and the directors in Class II having a term that expires at the 2016 Annual Meeting. The successors of the directors who, immediately prior to the 2014 Annual Meeting, were members of Class III (and whose terms expire at the 2014 Annual Meeting) shall be elected to Class I; the directors who, immediately prior to the 2014 Annual Meeting, were members of Class I (and whose terms were scheduled to expire at the 2015 Annual Meeting) shall become members of Class I for a term expiring at the 2015 Annual Meeting; and the directors who, immediately prior to the 2014 Annual Meeting, were members of Class II (and whose terms were scheduled to expire at the 2016 Annual Meeting) shall be members of Class II for a term expiring at the 2016 Annual Meeting.

Commencing with the election of directors at the 2015 Annual Meeting, pursuant to Section 141(d) of the DGCL, there shall be a single class of directors, Class I, with all directors of such class having a term that expires at the 2016 Annual Meeting. The successors of the directors who, immediately prior to the 2015 Annual Meeting, were members of Class I (and whose terms expire at the 2015 Annual Meeting) shall be elected to Class I and the directors who, immediately prior to the 2015 Annual Meeting, were members of Class II (and whose terms were scheduled to expire at the 2016 Annual Meeting) shall become members of Class I for a term expiring at the 2016 Annual Meeting.

B-1

From and after the election of directors at the 2016 Annual Meeting, the Board shall cease to be classified as provided in Section 141(d) of the DGCL, and the directors elected at the 2016 Annual Meeting (and each Annual Meeting thereafter) shall be elected for a term expiring at the next Annual Meeting.

Any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for the remaining term of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

Each director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Directors shall be elected by the affirmative vote of a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present.

Elections of directors at an annual or special meeting of shareholders shall be by written ballot.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the number of such directors and the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of Article V of this Certificate of Incorporation and any resolution or resolutions adopted by the Board of Directors pursuant thereto, and such directors shall not be divided into classes unless expressly so provided therein.”

4. The Certificate of Incorporation is hereby amended by deleting Section 3 of Article V and inserting in lieu thereof a new Section 3 of Article V to read as follows:

“Until the 2016 Annual Meeting, any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of not less than 66 2/3% of the voting power of the outstanding Common Stock. From and after the election of directors at the 2016 Annual Meeting, any director or the entire Board may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of not less than 66 2/3% of the voting power of the outstanding Common Stock.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this      day of May, 2013.

CHIPOTLE MEXICAN GRILL, INC.

By:
Name: Montgomery Moran
Title: Co-Chief Executive Officer and Secretary

B-2

VOTE BY INTERNET - www.proxyvote.com

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1. Election of Directors Nominees
01 Al Baldocchi 02 Neil Flanzraich 03 Darlene Friedman
The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.		For	Against	Abstain	The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain
2 An advisory vote to approve the compensation of our executive officers as disclosed in our proxy statement.		☐	☐	☐	6 A shareholder proposal, if properly presented at the meeting, to restrict certain terms of equity compensation awards.		☐	☐	☐
3 Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.		☐	☐	☐	NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.
4 A proposal to approve the Chipotle Mexican Grill, Inc. 2014 Cash Incentive Plan.		☐	☐	☐

5 A proposal to amend our certificate of incorporation to eliminate the classification of the Board of Directors and provide for annual elections of all directors.		☐	☐	☐	Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

For address change/comments, mark here.				☐	Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Materials Election - Check this box if you want to receive a complete set of future proxy materials by mail, at no extra cost. If you do not take action you may receive only a Notice to inform you of the Internet availability of proxy materials.

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			JOB #					SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report to Shareholders and Form 10-K are available at www.proxyvote.com.

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SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS May 17, 2013

The shareholder(s), revoking all prior proxies, hereby appoint(s) Steve Ells, Monty Moran, and Jack Hartung, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Chipotle Mexican Grill, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M. Mountain Time on May 17, 2013, at The Westin Denver Downtown, 1672 Lawrence Street, Denver, Colorado, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE